Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SPRYANCE, INC.

THE PRINCIPAL STOCKHOLDERS LISTED ON THE SIGNATURE PAGES

HERETO,

THE STOCKHOLDERS’ REPRESENTATIVE,

TRANSCEND SERVICES, INC.

AND

TRANSCEND ACQUISITION CORPORATION

OCTOBER 21, 2010

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4.24	Bank Accounts, Letters of Credit and Powers of Attorney	43
4.25	Customers and Suppliers	44
4.26	Warranties to Customers	44
4.27	Internal Controls	45
4.28	Accounts Receivable	45
4.29	Accuracy of Information Furnished by the Company	45

Article V REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL STOCKHOLDERS		46
5.1	Organization and Power	46
5.2	Authorization	46
5.3	Absence of Conflicts	46
5.4	Title	47
5.5	Litigation	47

Article VI REPRESENTATIONS AND WARRANTIES OF THE BUYER AND MERGER SUB		47
6.1	Organization and Power	47
6.2	Authorization of Transaction	47
6.3	Absence of Conflicts	48
6.4	Litigation	48
6.5	Brokers’ Fees	48

Article VII COVENANTS OF THE PARTIES		48
7.1	Access and Investigation	48
7.2	Operation of the Company’s Business	48
7.3	Required Approvals.	50
7.4	Notification	50
7.5	No Negotiation	51
7.6	Release of Liens	51
7.7	Intentionally omitted	51
7.8	Stockholder Approval	51
7.9	Certain Tax Matters	52
7.10	New Employment Arrangements	56
7.11	Payment of Personnel Transaction Costs	56

Article VIII TERMINATION		57
8.1	Termination Events	57
8.2	Effect of Termination	57

Article IX SURVIVAL, INDEMNIFICATION AND RELATED MATTERS		57
9.1	Survival	57
9.2	Indemnification	58
9.3	Manner of Payment	64

Article X ADDITIONAL AGREEMENTS		64
10.1	Press Releases and Announcements	64

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10.2	Further Assurances	64
10.3	Expenses	64
10.4	Stockholders’ Representative	64

Article XI MISCELLANEOUS		65
11.1	Amendment	65
11.2	Waiver	65
11.3	Notices	66
11.4	Binding Agreement; Assignment	66
11.5	Severability	66
11.6	No Strict Construction	66
11.7	Captions	67
11.8	Entire Agreement	67
11.9	Counterparts	67
11.10	Governing Law; Venue	67
11.11	Waiver of Jury Trial	67
11.12	Parties in Interest	67
11.13	Exhibits and Schedules	68
11.14	Certain Interpretive Matters and Definitions	68

LIST OF EXHIBITS

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Payment Agent Agreement
Exhibit C	Form of Transmittal Letter
Exhibit D	Form of Noncompetition Agreement
Exhibit E	Form of Legal Opinion

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of October 21, 2010, by and among Spryance, Inc., a Delaware corporation (the “Company”); the stockholders of the Company listed on the signatures pages hereto (the “Principal Stockholders”); Beecken Petty O’Keefe & Company, LLC, a Delaware limited liability company, as the Stockholders’ Representative; Transcend Services, Inc., a Delaware corporation (the “Buyer”); and Transcend Acquisition Corporation, a Delaware corporation (the “Merger Sub”). The Company, the Principal Stockholders, the Stockholders’ Representative, the Buyer and the Merger Sub are each referred to herein as a “Party” and collectively as the “Parties.”

STATEMENT OF PURPOSE

A. The Buyer, the Merger Sub and the Company wish to effect a business combination through a merger of the Merger Sub with and into the Company on the terms and conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”).

B. The respective Boards of Directors of each of the Buyer, the Merger Sub and the Company have (i) unanimously approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (ii) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interest of their corporation and their corporation’s stockholders.

C. The requisite Stockholders of the Company have duly approved and adopted this Agreement, the Merger and the Transaction in accordance with the DGCL.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises made herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

“Action” means any claims, charges, arbitrations, grievances, actions, suits, proceedings or investigations.

“Affidavit” has the meaning set forth in Section 2.10(c).

“Affiliate” means and includes, with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such specified Person, whether through the ownership of voting securities, contract or otherwise.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any similar combined, consolidated or unitary group defined under any state, local or foreign income Tax law).

“Aggregate Exercise Price” means the aggregate of (i) the exercise price of the Options issued and outstanding immediately prior to the cancellation of such Options pursuant to Section 2.6 hereof; and (ii) the exercise price of the Warrants issued and outstanding immediately prior to the the cancellation of such Warrants pursuant to Section 2.6 hereof;

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Ancillary Agreements” means the other agreements attached (or forms of which are attached) as exhibits to this Agreement, and any document, certificate or instrument delivered pursuant hereto or thereto.

“Basket” has the meaning set forth in Section 9.2(e)(iii).

“Business Day” means any day other than Saturday, Sunday or any other day on which banks in Atlanta, Georgia or New York, New York are closed.

“Buyer” has the meaning set forth in the introductory paragraph hereof.

“Buyer Indemnitees” has the meaning set forth in Section 9.2(a)(iii).

“Cap Amount” means an amount equal to $1,000,000. For the avoidance of doubt, the Cap Amount shall be reduced on a dollar for dollar basis by the amount of any disbursements from the Escrow Fund to the Company and any other Buyer Indemnitees, including, without limitation, any Losses paid under Section 7.9(b) (but not under 7.9(a)) and any Losses paid under Section 9.2(a)(i)(G).

“Capitalized Lease Indebtedness” means the Indebtedness of the Company and its Subsidiaries as of the Effective Time which constitutes capitalized leases as defined by GAAP.

“Cash” means the amount of cash and cash equivalents (determined in accordance with GAAP).

“Certificate of Incorporation” means the Company’s Fourth Amended and Restated Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware on November 8, 2006, as amended on November 29, 2007.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Certificates” means, collectively, the Common Certificates and the Preferred Certificates.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), as amended, and all rules, regulations and standards issued thereunder.

“Closing” has the meaning set forth in Section 2.8.

“Closing Date” has the meaning set forth in Section 2.8.

“Closing Deadline” has the meaning set forth in Section 8.1(a).

“COBRA” has the meaning set forth in Section 4.15(j).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Certificate” shall mean a stock certificate which immediately prior to the Effective Time represented any shares of Common Stock.

“Company Intellectual Property” means any and all Technology and any and all Intellectual Property Rights associated therewith, including Company Registered Intellectual Property Rights, that is or are owned (in whole or in part) by, purported to be owned by, exclusively licensed to or otherwise exclusively controlled by, or purported to be exclusively licensed to or otherwise exclusively controlled by, the Company and/or its Subsidiaries.

“Company Registered Intellectual Property Rights” means all of the Registered Intellectual Property owned by, filed in the name of, or applied for the Company and its Subsidiaries.

“Company Software” has the meaning set forth in Section 4.12(u) of this Agreement.

“Common Stock” means the shares of the Company’s Common Stock, par value $0.01 per share. For the avoidance of doubt, “Common Stock” includes Restricted Stock.

“Company” has the meaning set forth in the introductory paragraph hereof.

“Company Bylaws” means the Second Amended and Restated Bylaws of the Company, effective as of March 11, 2005.

“Company Stock” means Common Stock and Preferred Stock.

“Confidential Information” means any confidential information with respect to the Company’s business, including methods of operation, pending or completed acquisitions of any company, division or other business unit, prices, fees, costs, plans, designs, technology, inventions, trade secrets, know-how, software, marketing methods, policies, plans, personnel, customers, suppliers, competitors, markets or other specialized information or proprietary matters.

“Confidentiality Agreement” means that certain confidentiality agreement between the Buyer and the Company, dated June 22, 2010.

“contract” means any contract, lease, license, indenture, agreement, commitment or other legally binding arrangement, whether written or oral.

“Copyrights” has the meaning set forth within the definition of Intellectual Property Right(s) herein.

“Customer Loss Liquidated Damages” means an amount equal to 25% of the annualized revenue for a Terminated Customer calculated as the total revenue for the three months prior to the date of the termination notice.

“Designated Representations” has the meaning set forth in Section 9.1.

“DGCL” has the meaning set forth in the Statement of Purpose.

“Dispute Period” means the period ending thirty (30) days following receipt by an Indemnifying Party of a notice from an Indemnified Party pursuant to Section 9.2(c)(i).

“Dissenting Shares” has the meaning set forth in Section 2.7.

“Domain Names” has the meaning set forth within the definition of Intellectual Property Right(s) herein.

“Effective Time” has the meaning set forth in Section 2.2.

“Environmental Liabilities” means any obligations or liabilities that are (a) related to environmental issues, or (b) based upon or related to Pollutants or any provision of Environmental Requirements. The term “Environmental Liabilities” includes: (A) fines, penalties, judgments, awards, settlements, losses, damages, costs, fees (including reasonable attorneys’ and consultants’ fees), expenses and disbursements; (B) defense and other responses to any administrative or judicial Proceeding (including notices, claims, complaints, Orders, suits and other assertions of liability); and (C) financial responsibility for cleanup costs and injunctive relief, including any corrective or remedial actions, and natural resource damages or remedial measures.

“Environmental Requirements” means all Legal Requirements concerning pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, distribution, labeling, testing, processing, Release, threatened Release, control, or cleanup of any Pollutants, as such of the foregoing are in effect, prior to or on the Closing Date.

“ERISA” has the meaning set forth in Section 4.15(f).

“Escrow Agent” means JPMorgan Chase Bank, National Association.

“Escrow Agreement” means the Escrow Agreement dated as of the Closing Date by and among the Buyer, the Escrow Agent and the Stockholders’ Representative, in substantially the form of Exhibit A attached hereto.

“Escrow Amount” means $1,000,000.00.

“Escrow Fund” has the meaning set forth in Section 2.10(b)(i).

“Executives” means each of Vince Estrada, Dennis Paulik, Singh Rawat, and S. Prasanna.

“Existing Debt” means all Indebtedness of the Company and its Subsidiaries.

“Existing Debt Payoff Amount” means the amount necessary to fully discharge the Existing Debt outstanding as of the Effective Time, other than the Existing Debt identified on Schedule 3.1(f)(vii), including any fees and expenses due in connection with such discharge.

“Financial Statements” has the meaning set forth in Section 4.6.

“Foreign Subsidiary Cash” means the amount of cash and cash equivalents (determined in accordance with GAAP) held by the Company’s non-U.S. Subsidiaries.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any domestic or foreign government, including any federal, provincial, state, territorial or municipal government, and any government agency, court, tribunal, commission or other instrumentality or authority exercising or purporting to exercise executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government, and any official of any of the foregoing.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended, and the rules and regulations thereunder.

“HITECH” means the Health Information Technology for Economic and Clinical Health Act, enacted as part of the American Recovery and Reinvestment Act of 2009, as amended, and the rules and regulations thereunder.

“Holder” means a holder of Company Stock, Options or Warrants.

“Indebtedness” means, with respect to the Company and its Subsidiaries, without duplication, (i) any indebtedness for borrowed money, whether short term or long term, or for the deferred purchase price of property or services, (ii) any Capitalized Lease Indebtedness or other indebtedness arising under conditional sales contracts and other similar title retention instruments, (iii) all liability in respect of outstanding letters of credit, acceptances and similar obligations, (iv) all interest, fees, prepayment premiums, penalties, breakage costs and other expenses owed with respect to indebtedness described in the foregoing clauses (i) through (iv), and (v) all indebtedness referred to in the foregoing clauses (i) through (iv) of any Person other than the Company that is directly or indirectly guaranteed by the Company or any of its Subsidiaries.

“Indemnified Party” has the meaning set forth in Section 9.2(c)(i).

“Indemnifying Party” has the meaning set forth in Section 9.2(c)(i).

“Intellectual Property Right(s)” means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models, including utility patents, design patents, and all registrations and applications therefore and all reissues, divisionals, re-examinations, corrections, renewals, extensions, provisionals, continuations and continuations in-part thereof, and other derivatives and certificates associated therewith, and equivalent or similar rights anywhere in the world in inventions and discoveries, including, without limitation, invention disclosures (“Patents”); (ii) all trade secrets, research records, processes, procedures, manufacturing formulae, technical know-how, technology, blue prints, designs, plans, inventions and confidential or proprietary information throughout the world (“Trade Secrets”); (iii) all copyrights, copyright registrations and applications therefore and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) all mask works, mask work registrations and applications therefore, and any equivalent or similar rights (“Mask Works”); (v) all industrial designs and any registrations and applications therefore throughout the world; (vi) all rights in domain names and applications and registrations therefore (“Domain Names”); (vii) all trade names, trade dress, logos or other corporate designations, common law trademarks and service marks, trademark and service mark registrations and applications therefore and all goodwill associated therewith throughout the world (“Trademarks”); and (viii) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world, including, without limitation, moral rights and publicity rights.

“IRS” has the meaning set forth in Section 4.15(g).

“Knowledge” means with respect to an individual, that such individual will be deemed to have knowledge of a particular fact or other matter if that individual is actually aware of that fact or matter, following reasonable inquiry. As applied to the Company and its Subsidiaries in this Agreement, “Knowledge” means that any of the Executives is actually aware of a particular fact or other matter, following reasonable inquiry. As applied to the Buyer or the Merger Sub in this Agreement, “Knowledge” means that Lance Cornell is actually aware of a particular fact or other matter, following reasonable inquiry.

“Law” means any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, judgment, rule, regulation and any other binding requirement or determination of any Governmental Authority.

“Leased Premises” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any Subsidiary.

“Leases” means all leases, subleases, or other contracts pursuant to which the Company or any of its Subsidiaries holds any Leased Premises.

“Legal Requirement” means and includes any federal, state, provincial, local, municipal, foreign, international, multinational, judicial Orders and determinations or other administrative Orders and determinations, constitution, law, ordinance, regulation or similar provision having the force or effect of law, rule or principle of common law, regulation, statute, or treaty, as the same are in effect or enacted on or prior to the Closing Date.

“Letter of Transmittal” means a letter of transmittal in the form attached hereto as Exhibit C.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Licenses” has the meaning set forth in Section 4.14(a).

“Lien” means any security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sales and title retention agreement (including any lease in the nature thereof), charge, encumbrance or other similar arrangement or interest in real or personal property.

“Loss” has the meaning set forth in Section 9.2(a)(i).

“Mask Works” has the meaning set forth within the definition of Intellectual Property Right(s) herein.

“Material Adverse Change” means, any effect or change that would be (or could reasonably be expected to be) materially adverse to the business, assets, condition (financial or otherwise), operating results or operations of the Company and its Subsidiaries, taken as a whole, or to the ability of the Company to consummate timely the transactions contemplated hereby (regardless of whether or not such adverse effect or change can be or has been cured at any time or whether Buyer has knowledge of such effect or change on the date hereof), excluding, however, any events or circumstances affecting the medical transcription industry generally.

“Material Contract” has the meaning set forth in Section 4.11(a).

“Merger” has the meaning set forth in Section 2.1.

“Merger Consideration” has the meaning set forth in Section 2.5(a).

“Merger Sub” has the meaning set forth in the introductory paragraph hereof.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to nature, scope, magnitude, quantity and frequency) that does not require any board of director or shareholder approval or any other separate or special authorization of any nature and similar in nature, scope and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business.

“Option” means an option to purchase Common Stock or Preferred Stock that has been granted by the Company.

“Option Consideration” means: (i) with respect to any Option exercisable for Common Stock, an amount equal to the share of the Merger Consideration as set forth on Schedule 2.5 hereof allocated to the Optionholder with respect to its Common Stock (less the aggregate exercise price for said Common Stock pursuant to the applicable Option); and (ii) with respect to any Option exercisable for Preferred Stock, an amount equal to the share of the Merger Consideration as set forth on Schedule 2.5 hereof allocated to the Optionholder with respect to its shares of Preferred Stock (less the aggregate exercise price for said Preferred Stock pursuant to the applicable Option).

“Optionholder” means a holder of an Option.

“Order” means any order, injunction, judgment, decree, ruling, writ, arbitration decision, award or assessment of a Governmental Authority.

“Party” and “Parties” has the meaning set forth in the introductory paragraph hereof.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights herein.

“Payment Agent” has the meaning set forth in Section 2.10(a).

“Payment Agent Agreement” means the Payment Agent Agreement dated as of the Closing Date by and among the Buyer, the Company, the Stockholders’ Representative and the Payment Agent in substantially the form of Exhibit B attached hereto.

“Payment Fund” has the meaning set forth in Section 2.10(a).

“Payment Fund Amount” means the sum of the Merger Consideration minus the Escrow Amount.

“PBGC” has the meaning set forth in Section 4.15(h).

“Pension Plan” has the meaning set forth in Section 4.15(j).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

“Personnel Transaction Costs” means $1,400,000.00.

“Plan” has the meaning set forth in Section 4.15(f).

“Pollutant” includes any “hazardous substance” and any “pollutant or contaminant” as those terms are defined in CERCLA; any “hazardous waste” as that term is defined in RCRA; and any “hazardous material” as that term is defined in the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), as amended; and including any petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, polychlorinated biphenyls (PCBs), toxic chemical, dioxins, dibenzofurans, contaminant, heavy metals (to the extent they do not occur naturally), radon gas, mold, mold spores and mycotoxins and radiation; and including any other substance, waste or material that is reasonably determined to present a threat, hazard or risk to human health or the environment or is regulated by, or for which standards of conduct are imposed under, any Environmental Requirement.

“Pre-Closing Tax Period” has the meaning set forth in Section 7.9(a).

“Preferred Certificate” shall mean a stock certificate which immediately prior to the Effective Time represented any shares of Preferred Stock.

“Preferred Stock” means the shares of the Company’s Series B-1, B-2, B-3, C, D and E Preferred Stock, par value $0.01 per share.

“Principal Stockholders” has the meaning set forth in the introductory paragraph hereof.

“Principal Stockholder Pro Rata Percentage” means with respect to each Principal Stockholder, a percentage equal to the pro rata share of the Merger Consideration payable to the Principal Stockholder in accordance with the Certificate of Incorporation as set forth on Schedule 2.5 attached hereto. The Principal Stockholder Pro Rata Percentage of each Principal Stockholder is set forth on Schedule 2.5 hereof.

“Prior Year Financial Statements” has the meaning set forth in Section 4.6.

“Proceeding” means any action, arbitration, audit, demand, examination, hearing, claim, complaint, charge, investigation, litigation, proceeding or suit (whether civil, criminal, administrative, judicial or investigative, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Pro Rata Percentage” means with respect to each Holder, a percentage equal to the pro rata share of the Merger Consideration payable to the Holder in accordance with the Certificate of Incorporation as set forth on Schedule 2.5 attached hereto.

“PTO” has the meaning set forth in Section 4.12(a).

“Public Software” has the meaning set forth in Section 4.12(u).

“RCRA” means the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), as amended, and all rules, regulations and standards issued thereunder.

“Registered Intellectual Property Right(s)” means any and all United States, foreign, national and international: (i) Patents; (ii) registered Trademarks, applications to register Trademarks, including intent to use applications, or other registrations or applications related to Trademarks; (iii) Copyrights registrations and applications to register Copyrights; (iv) Mask Work registrations and applications to register Mask Works; (v) Domain Name registrations; and (vi) any other Intellectual Property Rights related thereto that are the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public or private legal authority at any time.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, placing, discarding, abandonment, or disposing into the environment (including the placing, discarding or abandonment of any barrel, container or other receptacle containing any Pollutant).

“Representative” means, with respect to a particular Person, any director, officer, manager, member, partner, stockholder, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Restricted Stock” means the restricted Common Stock (whether or not vested) that has been granted by the Company.

“Restricted Stock Consideration” means, with respect to each share of Restricted Stock, an amount equal to the share of the Merger Consideration as set forth on Schedule 2.5 hereof minus the Restricted Stock Debt Amount.

“Restricted Stock Debt Amount” means, with respect to each share of Restricted Stock, an amount equal to the debt owed by the holder thereof to the Company in respect of such share.

“Reviewed Financial Statements” has the meaning set forth in Section 4.6.

“Safety Requirements” means all Legal Requirements concerning public health and safety, product safety, product liability, worker health and safety, including the Occupational Safety and Health Act, as enacted or in effect, on or prior to the Closing Date.

“Stock Option Plans” means the Spryance, Inc. 2000 Stock Option Plan.

“Stockholder” means a holder of Company Stock.

“Stockholder Indemnitees” has the meaning set forth in Section 9.2(b).

“Stockholders’ Representative” has the meaning set forth in Section 10.4.

“Stockholders’ Transaction Expenses” means, to the extent payable by the Company and its Subsidiaries (and not paid by the Company and its Subsidiaries or the Holders before the Closing), all costs and expenses incurred by or on behalf of the Company, its Subsidiaries and the Holders in connection with the preparation, execution and performance of this Agreement (including the reasonable costs of preparing and mailing the notices provided for in Section 7.8(b) hereof) and the Ancillary Agreements, including all fees and out of pocket expenses due all attorneys, accountants and financial advisors of the Company, its Subsidiaries and the Holders (including, the Tax Return preparation relating to the period ending on or before the Closing Date, but excluding, for the avoidance of doubt, any income Taxes imposed on the Holders as a result of the Transaction).

“Straddle Period” has the meaning set forth in Section 7.9(b).

“Subsidiary” “Subsidiaries” means, as of the relevant date of determination, with respect to any Person, a corporation or other Person of which 50% or more of the voting power of the outstanding voting equity securities or 50% or more of the outstanding economic equity interest is held, directly or indirectly, by such Person. Unless otherwise qualified, or the context otherwise requires, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Seller and its Subsidiaries.

“Sufficient Stockholder Vote” has the meaning set forth in Section 4.2.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tangible Personal Property” means all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property owned or leased by the Company.

“Tax” or “Taxes” means (i) any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, (ii) any liability for or in respect of the payment of any amount of a type described in clause (i) of this definition as a result of being or having been a member of an Affiliated Group, or (iii) any liability for or in respect of the payment of any amount described in clauses (i) or (ii) of this definition as a transferee or successor, by contract or otherwise.

“Tax Contest” means any audit, claim, dispute or controversy relating to Taxes, including any Proceeding, assessment or adjustment.

“Tax Effective Time” has the meaning set forth in Section 7.9(b).

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related, supporting, supplemental, or amending schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Technology” means any or all of the following: (i) products of the Company or any of its Subsidiaries and any works of authorship including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, net lists, formulas, records, data and mask works; (ii) inventions (whether or not patentable), ideas, improvements, discoveries, developments, designs and techniques, information regarding plans for research, and technology; (iii) proprietary and confidential information, including technical data and customer and supplier lists and information related thereto, financial analysis, marketing and selling plans, business plans, budgets and unpublished financial statements, licenses, prices and costs, general intangibles, trade secrets and know how; (iv) databases, data compilations and collections and technical data; (v) logos, trade names, trade dress, Trademarks, service marks; (vi) domain names and websites; (vii) tools, services, methods and processes; and (viii) all instantiations of the foregoing in any form and embodied in any media.

“Terminated Customer” means a customer of the Company or a Subsidiary of the Company that gives written notice of termination between October 18, 2010 and 90 days after the Closing Date.

“Third Party Proceeding” has the meaning set forth in Section 9.2(c)(i).

“Trademarks” has the meaning set forth within the definition of Intellectual Property Right(s) herein.

“Trade Secrets” has the meaning set forth within the definition of Intellectual Property Right(s) herein.

“Transaction” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Treasury Regulation” means any Treasury Regulations (including temporary regulations) promulgated by the United States Department of the Treasury with respect to the Code, as amended.

“Unaudited Financial Statements” has the meaning set forth in Section 4.6.

“Warrants” means, collectively, the warrants described on Schedule 4.3.

“Warrant Consideration” means, with respect to any Warrant, a cash amount equal to the portion of the Merger Consideration allocated to each Warrantholders as set forth on Schedule 2.5 hereof (less the aggregate exercise price for the Company Stock pursuant to the applicable Warrant).

“Warrantholder” means a holder of a Warrant.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, the Merger Sub shall, pursuant to the provisions of the DGCL, be merged with and into the Company (the “Merger”), and the separate corporate existence of the Merger Sub shall thereupon cease in accordance with the provisions of the DGCL. The Company shall be the surviving corporation in the Merger and shall continue to exist as the surviving corporation pursuant to the provisions of the DGCL. The separate corporate existence of the Company with all its rights, privileges, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the DGCL. From and after the Effective Time, the Company is sometimes referred to herein as the “Surviving Corporation.”

2.2 Certificate of Merger. On the Closing Date and subject to the terms and conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing the certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware and by making all other filings or recordings required under the DGCL in connection with the Merger, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL. The Merger shall be effective at the time and on the date of the filing of the Certificate of Merger in accordance with the DGCL, which filing shall occur on the Closing Date (the “Effective Time”).

2.3 Certificate of Incorporation; Bylaws. At the Effective Time, the Certificate of Incorporation of the Company shall be amended so as to read in its entirety as set forth in Exhibit A to the Certificate of Merger and as so amended shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such Certificate of Incorporation. The bylaws of the Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

2.4 Directors and Officers. From and after the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of the Surviving Corporation shall be those persons who were the directors of the Merger Sub immediately prior to the Effective Time, and (ii) the officers of the Surviving Corporation shall be those persons who were the officers of the Merger Sub immediately prior to the Effective Time.

2.5 Merger Consideration; Effect on Stock.

(a) Merger Consideration. The aggregate merger consideration due with respect to the securities of the Company shall consist of an amount of cash equal to the sum of (i) $7,500,000.00, minus (ii) the Personnel Transaction Costs, minus (iii) the Existing Debt Payoff Amount, minus (iv) the Stockholders’ Transaction Expenses as set forth on Schedule 2.5, as such amounts may be adjusted after the Closing pursuant to Article IX, plus (v) the Cash of the Company and HCR Information Corporation which the Company has determined is $553,945.00 (the “Merger Consideration”). The Merger Consideration shall be allocated and paid in accordance with Schedule 2.5 attached hereto. The Company and the Principal Stockholders warrant that the payment of the Merger Consideration in accordance with Schedule 2.5 hereof is true and correct and otherwise in accordance with the Certificate of Incorporation (and all other applicable charter documents of the Company and contracts relating to rights to Company Stock), and no Person has any other rights to any portion of the Merger Consideration except as set forth in Schedule 2.5 hereof.

(b) Effect on Company Stock.

(i) As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof or any party hereto, each share of Preferred Stock issued and outstanding immediately prior to the Effective Time (except for shares held in the Company’s treasury) shall be cancelled and converted into the right to receive said holder’s portion of the Merger Consideration in accordance with Schedule 2.5 hereof, if any, without interest.

(ii) As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof or any party hereto, each share of Common Stock issued and outstanding immediately prior to the Effective Time (except for shares held in the

Company’s treasury) shall be cancelled and converted into the right to receive said holder’s portion of the Merger Consideration in accordance with Schedule 2.5 hereof, if any, without interest.

(iii) Shares of Common Stock in the Company’s treasury shall be cancelled and retired and shall cease to exist, and no payment shall be made in respect thereof.

(iv) From and after the Effective Time, the holders of Company Stock shall cease to have any rights with respect to such Company Stock, except the right to receive the applicable portion of the Merger Consideration in accordance with Schedule 2.5 hereof. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of Company Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Affidavits, as the case may be, are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration as provided for, and in accordance with, the provisions of Section 2.10.

(c) Effect on Capital Stock of Merger Sub. As of the Effective Time, each share of capital stock of the Merger Sub issued and outstanding immediately prior to the Effective Time shall, without any action on the part of Merger Sub, be converted on a one-for-one basis into shares of the corresponding class of capital stock of the Surviving Corporation.

2.6 Effect on Restricted Stock, Options and Warrants.

(a) Restricted Stock. Immediately prior to the Effective Time, in connection with the Merger, the Company shall cause all restrictions on each share of Restricted Stock to lapse in accordance with the terms of such share of Restricted Stock’s award agreement. At the Effective Time, each share of Restricted Stock shall be automatically converted into and represent only the right to receive an amount equal to the Restricted Stock Consideration, if any, with respect to such Restricted Stock (subject to any adjustments specified herein and subject to any applicable withholding Tax as specified in Section 2.10(e)(iii)). Each holder of Restricted Stock shall be deemed to have received holder’s full share of the Merger Consideration as set forth on Schedule 2.5 hereof with respect to each share of Restricted Stock and to have repaid the Restricted Stock Debt Amount associated with such share of Restricted Stock.

(b) Options. Immediately prior to the Effective Time, in connection with the Merger, the Company shall cause all restrictions on each Option to lapse. At the Effective Time, all Options then outstanding that have not been exercised will be cancelled in exchange for a right to receive a cash payment in the amount of the Option Consideration, if any, with respect to such Options (subject to any adjustments specified herein and any applicable withholding Tax as specified in Section 2.10(e)(iii), and without interest). Thereafter, such Options thereupon shall no longer represent the right to purchase Common Stock, Preferred Stock or any other equity security of the Company, the Buyer, the Merger Sub or any other Person or the right to receive any other consideration. The Company shall take all necessary steps as may be required to effect the provisions of Section 2.6(a) and (b).

(c) Warrants. At the Effective Time, all Warrants then outstanding that have not been exercised will be cancelled in exchange for a right to receive a cash payment in the amount of the Warrant Consideration, if any, with respect to such Warrants (subject to any adjustments specified herein and without interest). Thereafter, such Warrants shall no longer represent the right to purchase Common Stock, Preferred Stock or any other equity security of the Company, the Buyer, the Merger Sub or any other Person or the right to receive any other consideration.

(d) Waivers. Prior to the Closing, the Company shall use its commercially reasonable efforts to obtain any necessary waivers, consents or releases, in form and substance reasonably satisfactory to the Buyer, from the holders of Restricted Stock, Options and Warrants required to give effect to the transactions contemplated by this Section 2.6.

2.7 Dissenting Shares. Each share of Company Stock issued and outstanding immediately prior to the Effective Time held by stockholders who shall have properly exercised their appraisal rights with respect thereto under the DGCL (such shares of capital stock, collectively, the “Dissenting Shares”) shall be cancelled as of the Effective Time. Notwithstanding Section 2.5 and Section 2.10 hereof, each Dissenting Share shall not be converted into the right to receive the Merger Consideration pursuant to the Merger, but in lieu thereof, the holders of such Dissenting Shares shall be entitled to receive payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL; provided, that each Dissenting Share held by a stockholder who either (i) shall thereafter withdraw his, her or its demand for payment of fair value with the consent of the Buyer or (ii) shall fail to perfect his, her or its right to such payment as provided in the DGCL, shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration, in the form such holder otherwise would have been entitled to receive as a result of the Merger.

2.8 The Closing Date. The closing of the Transaction (the “Closing”) shall take place at the offices of Womble Carlyle Sandridge & Rice, PLLC in Atlanta, Georgia, at 3:00 p.m. local time on October 21, 2010, or at such other place or on such other date as is mutually acceptable to the Parties. The date of the Closing is referred to herein as the “Closing Date.

2.9 The Closing. Subject to the conditions set forth in this Agreement, the Parties agree that the following transfers shall occur at the Closing:

(a) the Buyer shall deliver the Payment Fund Amount to the Payment Agent in accordance with Section 2.10(a);

(b) the Buyer shall deliver the Escrow Amount in cash to the Escrow Agent in accordance with Section 2.10(b);

(c) the Buyer shall deliver the amount of any Existing Debt Payoff Amount and Stockholders’ Transaction Expenses that were deducted in calculating the Merger Consideration to the applicable Persons to whom such amounts are owed; and

(d) the Buyer, Merger Sub, the Stockholders and the Company, as applicable, shall deliver the certificates and other agreements, documents and instruments required to be delivered by or on behalf of such Party pursuant to Article III below.

2.10 Payments.

(a) Payment Fund. JPMorgan Chase Bank, National Association shall act as payment agent for the Buyer (the “Payment Agent”) in the Merger in accordance with the Payment Agent Agreement. At the Closing, the Buyer shall deposit the Payment Fund Amount with the Payment Agent, for the benefit of the Holders, for payment through the Payment Agent in accordance with this Section 2.10. The Payment Agent shall hold the Payment Fund Amount in a separate account (the “Payment Fund”) in accordance with the Payment Agent Agreement. Promptly following the Effective Time, the Payment Agent shall, subject to the terms and conditions set forth herein and in the Payment Agent Agreement, make the payments provided for in Sections 2.5 and 2.6 from the Payment Fund. The Payment Fund shall not be used for any other purpose. The Buyer shall cause the Payment Agent to invest any cash included in the Payment Fund as directed by the Buyer in a cash compensation account of the Payment Agent. Any interest and other income resulting from such investments shall be the property of, and will be promptly paid to, the Buyer. If for any reason (including losses) the cash in the Payment Fund shall be insufficient to fully satisfy all the payment obligations required to be made by the Payment Agent hereunder, the Buyer shall promptly deposit cash into the Payment Fund in the amount required to fully satisfy such payment obligations.

(b) Escrow Fund. At the Effective Time, the Buyer shall cause to be delivered to the Escrow Agent an amount of cash equal to the Escrow Amount. The Escrow Amount shall be held by the Escrow Agent in a separate account (the “Escrow Fund”) solely for purposes of the payment to the Buyer or the Company, as the case may be, of indemnification claims of Buyer Indemnitees required by Article IX. The Escrow Fund shall be governed by the terms of the Escrow Agreement.

(c) Required Holder Deliverables. As a condition to receiving payments hereunder in respect of Company Stock, Restricted Stock, Options or Warrants, each Holder shall deliver to the Payment Agent: (i) such holder’s Certificate(s) or Affidavit and (ii) a fully-completed and executed Letter of Transmittal, together with the attachments thereto (including a duly completed and executed IRS Form W-9 and, when required, W-8). Until surrendered in accordance with the provisions of this Section 2.10, each Certificate, Option or Warrant, as the case may be, shall represent for all purposes only the right to receive the Merger Consideration in the form provided for by this Agreement, without interest. In the event that any Certificate, Option or Warrant shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact and providing for indemnification by the registered holder of such lost, stolen or destroyed Certificate, Option or Warrant, in each case, in form and substance reasonably acceptable to the Buyer (the “Affidavit”), the Payment Agent will pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration in respect thereof in the manner set forth in this Section 2.10.

(d) Payments to Holders. Upon delivery by any Holder of the deliverables described in Section 2.10(c) above to the Payment Agent:

(i) with respect to each share of Preferred Stock represented thereby, such Holder shall receive from the Payment Agent in exchange therefor the amount designated in Schedule 2.5 attached hereto for such Holder, if any, in the form of a wire transfer, without interest, in immediately available U.S. funds;

(ii) with respect to each share of Common Stock (other than Restricted Stock) represented thereby, such Holder shall receive from the Payment Agent in exchange therefor the amount designated in Schedule 2.5 attached hereto for such Holder, if any, in the form of a wire transfer, without interest, in immediately available U.S. funds;

(iii) with respect to each share of Restricted Stock represented thereby, such Holder shall receive from the Payment Agent in exchange therefor the applicable Restricted Stock Consideration, if any, in the form of a wire transfer, without interest, in immediately available U.S. funds;

(iv) with respect to each Option represented thereby, such Holder shall receive from the Payment Agent in exchange therefor the applicable Option Consideration, if any, in the form of a wire transfer, without interest, in immediately available U.S. funds;

(v) with respect to each Warrant represented thereby, such Holder shall receive from the Payment Agent in exchange therefor the applicable Warrant Consideration, if any, in the form of a wire transfer, without interest, in immediately available U.S. funds; and

(vi) the balance of the Merger Consideration, if and when payable in accordance with the Escrow Agreement, shall be paid in accordance with the terms thereof.

(e) Mechanics.

(i) If payment is to be made to a Person other than the Person in whose name the Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and delivered to the Buyer or the Payment Agent, as applicable, with all documents required to evidence and effect such transfer and that the Person requesting such payment pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable.

(ii) To the extent permitted by applicable Law, none of the Buyer, the Merger Sub, the Company, the Stockholders’ Representative or the Payment Agent shall be liable to any Person in respect of any portion of the Merger Consideration from the Payment Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(iii) Each of the Payment Agent, the Surviving Corporation and the Buyer shall be entitled to deduct and withhold from the portion of the Merger Consideration attributable to any Company Stock, any Options, any Warrants or amounts otherwise payable pursuant to this Agreement, such amounts as are required to be withheld with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of United States federal, state or local Tax laws. To the extent that amounts are so withheld, such withheld amounts shall be paid to the applicable Governmental Authority and treated for all purposes of this Agreement as having been paid to the holder thereof in respect of which such deduction and withholding was made.

(iv) Promptly following the date that is nine (9) months after the Effective Time, the Buyer shall cause the Payment Agent to deliver to the Surviving Corporation all cash, Certificates and other documents in its possession relating to the Merger, and the Payment Agent’s duties shall terminate. Any Holders who have not complied with Section 2.10(c) prior to the end of such nine (9) month period shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) for payment of their claim for right to receive the Merger Consideration.

ARTICLE III

CONDITIONS TO CLOSING

3.1 Conditions to the Obligations of the Buyer and Merger Sub. The obligation of the Buyer and the Merger Sub to consummate the Transaction is subject to the satisfaction or written waiver by the Buyer and the Merger Sub of the following conditions at or before the Closing:

(a) Accuracy of Representations. Each of the representations and warranties set forth in Article IV and Article V hereof shall be true and correct in all material respects (except for any such representations and warranties which are qualified by their terms by a reference to materiality or Material Adverse Change, which representation as so qualified shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as though made on and as of each such date (except for those representations and warranties that address matters only as of a particular date, which representations and warranties shall be true and correct only as of such date).

(b) Covenants. Each of the Principal Stockholders and the Company shall have performed and complied with, in all material respects, all the covenants, agreements and obligations required to be performed or to be complied with by it pursuant to this Agreement at or prior to the Closing.

(c) No Litigation. No Proceeding by or before any Governmental Authority shall be pending or threatened that seeks to restrain, enjoin, prevent or prohibit the consummation of any part of the Transaction. No Legal Requirement shall have been enacted or promulgated by any Governmental Authority, and no Order shall be in effect, in either case which temporarily or permanently restrains, enjoins, prevents or prohibits the consummation of any part of the Transaction.

(d) No Material Adverse Change. No change shall have occurred since the date of this Agreement that, individually or in the aggregate, has resulted in a Material Adverse Change of the Company.

(e) Required Actions. All corporate and other proceedings to be taken by the Principal Stockholders and the Company in connection with the consummation of the Transaction and all certificates, opinions, instruments and other documents required to be delivered by the Principal Stockholders or the Company to effect the Transaction reasonably requested by the Buyer, will be reasonably satisfactory in form and substance to the Buyer.

(f) Closing Documents. On or prior to the Closing Date, the Principal Stockholders shall have delivered to the Buyer (or caused the Company to deliver to the Buyer) each of the following, each of which will be in form and substance reasonably satisfactory to the Buyer:

(i) Good Standing Certificates. A certificate from the Secretary of State (or other applicable Governmental Authority) of the Company’s and HCR Information Corporation’s jurisdiction of organization;

(ii) Secretary’s Certificate. A certificate executed by the Secretary of the Company certifying as true, correct and complete: (i) copies of the certificate of incorporation and bylaws (or comparable organizational documents) of the Company and each of its Subsidiaries, certified by the Secretary of the Company as the true, correct and complete copies thereof as of the Closing Date; and (ii) copies of the resolutions of the board of directors and Principal Stockholders of the Company evidencing the approval of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the Transaction;

(iii) Officer’s Certificate. A certificate executed by the President and Chief Executive Officer of the Company, dated as of the Closing Date, stating that the conditions specified in Sections 3.1(a), 3.1(b) and 3.1(d) have been satisfied with respect to the Company;

(iv) Third Party Consents. The consents or waivers required from third parties that are listed on Schedule 3.1(f)(iv), if any;

(v) Governmental Consents. The authorizations, Licenses, consents, Orders or approvals of, or declarations or filings with, or expiration or termination of waiting periods imposed by, any Governmental Authority necessary for the consummation of the Transaction that are listed on Schedule 3.1(f)(v) shall have been filed, occurred or been obtained;

(vi) Escrow Agreement; Payment Agent Agreement. The Company, the Stockholders’ Representative and the Escrow Agent shall have entered into the Escrow Agreement, which shall be in full force and effect as of the Closing. The Company, the Stockholders’ Representative and the Payment Agent shall have entered into the Payment Agent Agreement, which shall be in full force and effect as of the Closing;

(vii) Payoff Letters; Releases. The Company shall have received or obtained (i) payoff letters relating to all Indebtedness of the Company and its Subsidiaries set forth on Schedule 3.1(f)(vii) attached hereto and identified thereon as requiring a payoff letter and (ii) releases from third parties of any and all Liens relating to property of the

Company and its Subsidiaries, all on terms reasonably satisfactory to the Buyer. Schedule 3.1(f)(vii) shall also set forth the Indebtedness and Liens of the Company and its Subsidiaries that will not be satisfied in full prior to the Closing, thereby continuing with the Company and its Subsidiaries post-Closing.

(viii) FIRPTA Certificates. A certificate in accordance with Treasury Regulation Section 1.1445-2(c)(3) certifying as of the Closing Date that neither the Company nor any of its Subsidiaries is a United States real property holding corporation within the meaning of Code Section 897(c)(2), together with evidence reasonably satisfactory to the Buyer that the Company and each United States Subsidiary of the Company has provided notice to the IRS in accordance with the provisions of Treasury Regulation Section 1.897-2(h)(2);

(ix) Noncompetition Agreement. Beecken Petty O’Keefe & Company, LLC shall have delivered to the Buyer duly a executed noncompetition agreement, substantially in the form of Exhibit D hereto (the “Noncompetition Agreement”);

(x) Opinion of Counsel. The Buyer shall have received an opinion of the Company’s legal counsel, dated the Closing Date, substantially in the form attached hereto as Exhibit E; and

(xi) Other. Such other documents or instruments as the Buyer may reasonably request in connection with this Agreement to effect the Transaction.

(g) Severance Notification. The Buyer shall have received satisfactory evidence that severance terms have been communicated to employees of the Company and its Subsidiaries (in the manner agreed to by the Buyer) who shall be terminated immediately prior to the Closing. The Company will not be liable for any Losses arising from said terminations, except as it relates to the Personnel Transaction Costs in connection with said employees or breach of a representation and warranty hereunder unrelated to said terminations.

3.2 Conditions to the Obligations of the Company and Principal Stockholders. The obligations of the Company and Principal Stockholders to consummate the Transaction are subject to the satisfaction or written waiver by the Company or the Principal Stockholders, as applicable, of the following conditions at or before the Closing:

(a) Accuracy of Representations. Each of the representations and warranties set forth in Article VI hereof shall be true and correct (without regard to any “material,” “materially,” “Material Adverse Change,” “Knowledge” or other similar qualifier) as of the date of this Agreement and as of the Closing Date as though made as of each such date (except for those representations and warranties that address matters only as of a particular date, which representations and warranties shall be true and correct only as of such date).

(b) Covenants. The Buyer and the Merger Sub shall have performed and complied with, in all material respects, all the covenants, agreements and obligations required to be performed or to be complied with by it pursuant to this Agreement at or prior to the Closing.

(c) No Litigation. No Proceeding by or before any Governmental Authority shall be pending or threatened that seeks to restrain, enjoin, prevent or prohibit the consummation of any part of the Transaction. No Legal Requirement shall have been enacted or promulgated by any Governmental Authority, and no Order shall be in effect, in either case which temporarily or permanently restrains, enjoins, prevents or prohibits the consummation of any part of the Transaction.

(d) Required Actions. All corporate and other proceedings to be taken by the Buyer and the Merger Sub in connection with the consummation of the Transaction and all certificates, instruments and other documents required to be delivered by the Buyer or the Merger Sub to effect the Transaction reasonably requested by the Company or the Principal Stockholders shall be reasonably satisfactory in form and substance to the Stockholders’ Representative.

(e) Closing Documents. On or prior to the Closing Date, the Buyer and the Merger Sub shall have delivered to the Company each of the following, each of which will be in form and substance reasonably satisfactory to the Company:

(i) Secretary’s Certificate. A certificate executed by an officer the Buyer certifying as true, correct and complete: (i) copies of the certificate of incorporation and bylaws (or comparable organizational documents) of the Buyer and the Merger Sub, certified by such officer of the Buyer as the true, correct and complete copies thereof as of the Closing Date; and (ii) copies of the resolutions of the board of directors of the Buyer and the Merger Sub evidencing the approval of this Agreement and the Ancillary Agreements to which each is a party and the consummation of the Transaction;

(ii) Officer’s Certificate. A certificate executed by an officer of each of the Buyer and Merger Sub, dated as of the Closing Date, stating that the conditions specified in Sections 3.2(a) and 3.2(b) have been satisfied;

(iii) Governmental Consents. The authorizations, Licenses, consents, Orders or approvals of, or declarations or filings with, or expiration or termination of waiting periods imposed by, any Governmental Authority necessary for the consummation of the Transaction that are listed on Schedule 3.1(f)(v) shall have been filed, occurred or been obtained;

(iv) Escrow Agreement; Payment Agent Agreement. The Buyer shall have entered into the Escrow Agreement and the Payment Agent Agreement, which shall be in full force and effect as of the Closing; and

(v) Other. Such other documents or instruments as the Company may reasonably request in connection with this Agreement to effect the Transaction.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As a material inducement to the Buyer and the Merger Sub to enter into this Agreement, the Company hereby represents and warrants to the Buyer and the Merger Sub that, as of the date hereof and as of the Closing Date:

4.1 Organization and Corporate Power. The Company is a corporation, duly organized, validly existing and in good standing under the Legal Requirements of the State of Delaware. The Company is duly qualified to do business and, to the extent such concept or a similar concept exists in the relevant jurisdiction, is in good standing in every jurisdiction in which the nature of its business or its ownership or leasing of property or assets requires it to be so qualified. All such jurisdictions in which the Company is so qualified are set forth on Schedule 4.1. The Company has the full corporate power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted and presently proposed to be conducted. The Company furnished to the Buyer complete and correct copies of its Certificate of Incorporation and Company Bylaws, each as in effect as of the date hereof.

4.2 Authorization of Transaction.

(a) The Company has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which the Company is a party and to consummate the Transaction. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which the Company is a party and the consummation of the Transaction have been duly and validly authorized and approved by all requisite action on the part of the Company, including all action required to be taken by the Stockholders, and no other approval or other proceedings (corporate or otherwise) on the part of the Company are necessary to approve and authorize the execution, delivery or performance of this Agreement and the Ancillary Agreements to which the Company is a party and the consummation of the Transaction. This Agreement has been duly executed and delivered by the Company, and constitutes a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, except as enforceability hereof or thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other Legal Requirements affecting creditors’ rights generally and limitations on the availability of equitable remedies. As of the Closing, the Ancillary Agreements to which the Company is a party will have been duly executed and delivered by the Company, and each such Ancillary Agreement will constitute a legal, valid and binding agreement of the Company enforceable against it in accordance with its terms, except as enforceability hereof or thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other Legal Requirements affecting creditors’ rights generally and limitations on the availability of equitable remedies.

(b) The Board of Directors of the Company, by unanimous written consent, has (i) determined that this Agreement and the Transaction (including the Merger) are advisable, fair to and in the best interests of the Company and the Stockholders, (ii) approved and adopted this Agreement and the Transaction (including the Merger), (iii) recommended the approval and adoption of this Agreement by the Stockholders, and (iv) directed that this Agreement be submitted to the Stockholders for approval. The vote required to approve this Agreement by the Stockholders is set forth in Schedule 4.2 (the “Sufficient Stockholder Vote”).

4.3 Capitalization. The authorized, issued and outstanding shares of capital stock of the Company are set forth on Schedule 4.3. All the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid, nonassessable and are free of preemptive right, and all shares of capital stock of the Company reserved for issuance upon exercise or vesting of outstanding Options or Warrants will be, upon issuance, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth on Schedule 4.3, (a) there are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the Company is a party or which are binding upon the Company, providing for the issuance, disposition or acquisition of any of the Company’s capital stock (other than this Agreement); (b) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company; (c) there are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the capital stock of the Company; and (d) the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of shares of its capital stock.

4.4 Subsidiaries; Investments. Except as set forth on Schedule 4.4, neither the Company nor any of its Subsidiaries owns or holds the right to acquire any stock, partnership interest, joint venture interest or other equity ownership interest in any other Person. Schedule 4.4 sets forth a complete and correct list of all of the Subsidiaries of the Company, including each such Subsidiary’s jurisdiction of formation or organization and jurisdictions where qualified to do business, the equity interests of such Subsidiary and the owner(s) or record of such equity interests. Each of the Company’s Subsidiaries is validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own its properties and to carry on its businesses as now conducted and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of businesses as now conducted requires it to qualify. Schedule 4.4 lists the current directors and officers of each Subsidiary of the Company as of the Effective Time. Except as set forth on Schedule 4.4, all of the capital stock of each of the Subsidiaries is owned by the Company free and clear of all Liens. All the issued and outstanding shares of capital stock of each of the Company’s Subsidiaries are duly authorized, validly issued, fully paid, nonassessable and are free of preemptive right. There are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments providing for the issuance, disposition, acquisition or voting of any shares of stock of any of the Company’s Subsidiaries.

4.5 Absence of Conflicts. Except as set forth on Schedule 4.5, neither the execution and delivery by the Company of this Agreement and the Ancillary Agreements to which the Company is a party nor the consummation or performance of the Transaction in accordance with the terms of this Agreement and the Ancillary Agreements will (with or without notice or lapse of time, or both): (a) contravene, conflict with, or result in a violation of any provision of the Certificate of Incorporation, the Company Bylaws or the comparable organizational documents of any of the Company’s Subsidiaries; (b) contravene, conflict with, or result in a violation of, or give any Governmental Authority or other Person the right to challenge the Transaction under, any Legal Requirement to which the Company or any of its Subsidiaries or any of their respective businesses, properties or assets may be subject; (c) contravene, conflict with, or result in a violation or breach of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any License that is held by the Company or any of its Subsidiaries; (d) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, or give rise to a purchase or comparable right under, or result in the loss of any benefit or right under, any contract (including any Lease) to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound; or (e) result in the imposition or creation of any Lien upon or with respect to any of the properties or assets owned or used by the Company or any of its Subsidiaries.

4.6 Financial Statements. Prior to the Closing, the Company has delivered to the Buyer the audited financial statements of the Company and its Subsidiaries (audited balance sheet and statements of operations, cash flow and stockholders’ equity) for the fiscal year ended December 31, 2007 and draft audited financial statements of the Company and its Subsidiaries (draft audited balance sheet and statements of operations, cash flow and stockholders’ equity) for the fiscal years ended December 31, 2008 and December 31, 2009 (the “Prior Year Financial Statements”) and current year management prepared unaudited financial statements of the Company and its Subsidiaries (balance sheet and statement of operations) through August 31, 2010 (the “Unaudited Financial Statements”, together with the Prior Year Financial Statements, the “Financial Statements”). The Financial Statements are complete and correct in all material respects and have been prepared on a consistent basis throughout the periods indicated and with each other. The Unaudited Financial Statements shall reflect the Company’s reasonable good faith estimate of the Tax assessments relating to transfer pricing issues, as reserved for therein (the “Transfer Pricing Liability Estimate”). The Financial Statements fairly present the financial condition and operating results of the Company as of the respective dates and for the respective periods indicated, and are consistent with the method in which they are presented, all in accordance with GAAP. The Financial Statements have been and will be prepared from and are in accordance with the accounting records of the Company and its Subsidiaries. The Company also has delivered to the Buyer copies of all letters from the Company’s and its Subsidiaries’ auditors to their respective boards of directors or the audit committees thereof during the thirty-six (36) months preceding the execution of this Agreement, together with copies of all responses thereto.

4.7 Absence of Undisclosed Liabilities.

(a) Except as set forth on Schedule 4.7, neither the Company nor any Subsidiary has any liabilities or obligations arising out of transactions entered into prior to the Effective Time of the nature required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP, except: (i) liabilities stated in the Unaudited Financial Statements, and (iii) liabilities that have arisen after the date of the Unaudited Financial Statements in the Ordinary Course of Business.

(b) Without limiting the generality of the foregoing, except as set forth on Schedule 4.7, the Company and its Subsidiaries have complied in all material respects with all applicable Legal Requirements, and none of the Company nor any of its Subsidiaries has received notice or other written communication alleging a violation of any applicable Legal Requirement.

4.8 Absence of Certain Developments. Since August 31, 2010 through the date hereof, there has occurred no change which, individually or in the aggregate, has resulted in a Material Adverse Change of the Company. Except as set forth on Schedule 4.8 and except as expressly required by this Agreement, since January 1, 2010, (x) the Company and its Subsidiaries have operated the business in all material respects in the Ordinary Course of Business and (y) neither the Company nor any of its Subsidiaries has:

(a) made any loans or advances to, or guarantees for the benefit of, any Person in excess of $10,000;

(b) incurred any Indebtedness;

(c) mortgaged, pledged or subjected, or allowed or suffered to become subject, to any Lien, any material portion of its properties or assets;

(d) entered into, amended (including through waivers or other modifications) or terminated, any Lease or contract (other than in the Ordinary Course of Business) in excess of $10,000;

(e) made or granted any bonus or any wage, salary or compensation increase (including with respect to any severance or change in control payment) in excess of $10,000 to any current or former director, officer, employee or consultant or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement;

(f) made any capital expenditure or commitments for capital expenditures or any investment in any other Person, or entered into any Lease or lease of capital equipment in excess of $10,000;

(g) changed or authorized any change in the Certificate of Incorporation, the Company Bylaws or any of the comparable organizational documents of any of the Company’s Subsidiaries;

(h) declared, set aside or paid any dividends or made any other distributions with respect to, or purchased, redeemed or otherwise acquired or agreed to acquire, any shares of capital stock or other securities of the Company or any of its Subsidiaries (including any warrants, options or other rights to acquire capital stock or other equity securities;

(i) changed or authorized any change in its accounting practices or policies or method of accounting for any items in the preparation of the financial statements of the Company and its Subsidiaries;

(j) incurred any physical damage, destruction or other casualty loss, whether or not covered by insurance, affecting any of its real or personal property in excess of $10,000;

(k) entered into any settlement, conciliation or similar contract involving claims, or paid, discharged, settled, waived or satisfied any material liabilities or rights of the Company or any of its Subsidiaries;

(l) any waiver of any material rights or claims of the Company or any of its Subsidiaries;

(m) any work interruptions, labor grievances or claims filed, or any proposed law, regulation or event or condition of any character materially adversely affecting the business of the Company or any of its Subsidiaries;

(n) any cancellation, or agreement to cancel, any Indebtedness or other obligation owing to the Company or any Subsidiary of the Company;

(o) any sale or transfer, or any agreement to sell or transfer, any material assets, properties or rights of the Company or its Subsidiaries;

(p) entered into or approved any contract, arrangement or understanding to do, engage in or cause or having the effects of, any of the foregoing.

4.9 Title to Assets.

(a) Neither the Company nor any of its Subsidiaries owns any land or other interest in real property.

(b) Schedule 4.9(b) sets forth the address of all Leased Premises and a true and complete list of all Leases for each of the Leased Premises. The Company has delivered to the Buyer a complete and correct copy of each such Lease. The Leased Premises constitute all of the real property used, occupied or held for use by the Company and its Subsidiaries. With respect to each Lease:

(i) except as set forth on Schedule 4.9(b), each Lease is legal, valid, binding and enforceable against the Company or its Subsidiary party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, and the Company or such Subsidiary holds a valid and existing leasehold interest under each Lease, in each case, free and clear of all Liens;

(ii) except as set forth on Schedule 4.9(b), neither the Company nor any of its Subsidiaries that is party thereto, nor to the Knowledge of the Company, any other party to such Lease, is in breach in any material respect or default under such Lease, and no event has occurred which (with or without notice or lapse of time, or both) would constitute a breach or default by the Company or any of its Subsidiaries, or to the Knowledge of the Company, any other party thereto, or would permit termination, modification or acceleration thereunder by any party thereto, except for such breaches, defaults or claims that, individually or in the aggregate, have not resulted in, and would not reasonably be expected to result in, a Material Adverse Change of the Company; and neither the Company nor any of its Subsidiaries has received written notice of the intention of any party to terminate such Lease, and to the Knowledge of the Company, there is no basis therefor; and

(iii) there are no pending or, to the Knowledge of the Company, threatened Proceedings or other disputes relating to any Leased Premises or any other matter materially and adversely affecting the current use or occupancy of the Leased Premises by the Company or any of its Subsidiaries, or to the Knowledge of the Company, any other party to such Lease.

(c) All of the buildings, machinery, equipment and other tangible assets included as part of the Tangible Personal Property, whether owned or leased, are in good working order and have been maintained in accordance with standard practice of the Company and its Subsidiaries (taking into account ordinary wear and tear and the need for ordinary, routine maintenance and repairs).

(d) Except as set forth on Schedule 4.9(d), the Company and its Subsidiaries have good and marketable title to (or in the case of assets identified as leased in the books and records of the Company and its Subsidiaries, a valid leasehold interest in) the Tangible Personal Property that is shown on the Unaudited Financial Statements or acquired thereafter, free and clear of all Liens.

4.10 Taxes.

(a) Each of the Company and its Subsidiaries has filed all Tax Returns that it was required to file for all applicable Taxes, for all years and periods, and portions thereof for which the due date (with extension) falls on or before the Closing Date, and none of the Company or any of its Subsidiaries has waived any statute of limitations or is currently the beneficiary of any extension of time within which to file any Tax Return. All such Tax Returns are complete and correct in all material respects, and proper records have been maintain to substantiate the accuracy and correctness of all such Tax Returns. All Taxes payable or required to be paid and all assessments for Taxes of the Company and its Subsidiaries have been paid when due. There are no liens for Taxes (other than for Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries. Except as otherwise reflected on the Unaudited Financial Statements, any and all transactions among and between the Company and any of its Subsidiaries and transactions among and between the Company’s Subsidiaries themselves for all years and periods, and portions thereof for which the due date (with extension) falls on or before the Closing Date, were and have been priced in compliance with Section 482 of the Code and, when applicable, Article 9 of Convention Between the Government of the United States of America and the Government of the Republic of India for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion With Respect to Taxes on Income as in effect on the Closing Date. The Company confirms, represents and warrants that none of the Company or any of its Subsidiaries, whether directly, indirectly or through one or more intermediaries has ever, through and including the Closing Date, participated in or cooperated with an unsanctioned international boycott within the meaning of Section 999 of the Code. Except as set forth on Schedule 4.10, with respect to Taxes of the Company or any of its Subsidiaries, there are no Tax Contests or investigations by any Governmental Authority pending or ongoing, no written notice that a Tax Contest or investigation is pending or proposed has been received from any Governmental Authority, and, to the Knowledge of the Company, no Tax Contest or investigation has been threatened. No claim has ever been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. The Company and its Subsidiaries have timely withheld and paid over to the appropriate Governmental Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Person, including any employee, equityholder or creditor, and the Company and its Subsidiaries have properly completed and timely filed all IRS Forms W-2, 1042 and 1099 (and similar forms) required with respect thereto. Subject to the approval by the requisite Holders pursuant to Section 280G(b)(5) of the Code, the Company and its Subsidiaries have not made, and are not and will not become obligated to make, any payments that will be nondeductible under Section 280G of the Code as a result of the transactions contemplated herein. None of the Company or any of its Subsidiaries has any obligation to indemnify any Person for, or is or, to the Knowledge of the Company, would reasonably be expected to be liable for, any damages for breach of contract with respect to any Taxes imposed under Section 409A or Section 4999 of the Code. Under all contracts with customers, such customers are liable for any and all sales or use Taxes imposed by virtue of or with respect to such sales or licenses. Except as set forth on Schedule 4.10, (i) neither the Company nor any of its Subsidiaries is a party to or bound to any Tax allocation, sharing or similar agreement or has any current or potential contractual obligation to indemnify any other Person with respect to Taxes and (ii) neither the Company nor any of its Subsidiaries (A) has any liability for Taxes arising as a result of the Company or any of its Subsidiaries at any time being a member of an Affiliated Group, or (B) is liable for the Taxes of any other Person (other than any member of an Affiliated Group the common parent of which is the Company) under Treasury Regulations Section 1.1502-6 or as a transferee or successor, by contract or otherwise. There are no unpaid Taxes of the Company or any of its Subsidiaries relating to or arising out of any period (or partial period) ending on or prior to the Closing Date, except to the extent that such Taxes, being current Taxes not yet due and payable, are properly accrued by the Company on the Unaudited Financial Statements or have been properly accrued since the date of the Unaudited Financial Statements in the Ordinary Course of Business, and since the date of the Unaudited Financial Statements neither the Company nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business. Except as set forth in Schedule 4.10, there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Returns required to be filed by the Company or any of its Subsidiaries, or that include or are treated as including, the Company or any of its Subsidiaries or with respect to any Tax assessment or deficiency or Tax Contest affecting the Company or any of its Subsidiaries.

(b) Neither the Company nor any of its Subsidiaries:

(i) Since January 1, 2007, has distributed equity of another Person, or has had its equity distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code;

(ii) is or has been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b);

(iii) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-United States income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-United States income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; (E) prepaid amount received on or prior to the Closing Date; or (F) or election by the Company or any Subsidiary under Section 108(i) of the Code;

(iv) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(v) is a party to any “long term contract” within the meaning of Section 460 of the Code;

(vi) has any “non-recaptured net Section 1231 losses” within the meaning of Section 1231(c)(2) of the Code;

(vii) has conducted or is conducting an active trade or business, or has a permanent establishment, in any jurisdiction other than in the jurisdiction in which it was incorporated; or

(viii) owns any assets that constitute tax exempt bond financing property or tax exempt use property, within the meaning of Section 168 of the Code.

(c) All registrations, filings and compliances as required under the Export Oriented Unit (“EOU”) Scheme, if applicable, and the applicable regulations pertaining thereto have been obtained and complied with by any of the Subsidiaries formed, located or operating in India (the “Indian Subsidiaries”). Further, the Indian Subsidiaries have not received any notices/ orders and have not been subject to penalties for non-compliance with said applicable regulations and the EOU Scheme. The Indian Subsidiaries have complied with all said applicable regulations, including the EOU Scheme, and have not acted in any manner which will adversely affect (i) any benefits of the tax holiday available to them until their scheduled expiration date, and (ii) any other benefits available under the EOU Scheme.

4.11 Contracts and Commitments.

(a) Schedule 4.11(a) sets forth with respect to each of the Company and its Subsidiaries any contract (or group of related contracts) (all such contracts, the “Material Contracts”):

(i) relating to the incurrence of Indebtedness or to the mortgaging, pledging or otherwise placing a Lien (other than a Permitted Lien) on any properties or assets of the Company or any of its Subsidiaries;

(ii) with respect to the lending or investing of funds;

(iii) with respect to Intellectual Property Rights (other than customer agreements or other agreements pursuant to which the Company or any of its Subsidiaries has licensed off-the-shelf commercial software), including any rights, license, royalty or other similar contract;

(iv) under which it is a lessee of, or holds or operates, any Tangible Personal Property owned by any other Person calling for aggregate payments in excess of $10,000 annually;

(v) each customer contract that the Company reasonably expects to generate annual recurring revenue of $10,000 or more;

(vi) calling for payments in calendar year 2010 in excess of $10,000 annually pursuant to which the Company and its Subsidiaries subcontracts work to third parties;

(vii) calling for aggregate payments by the Company or any of its Subsidiaries in excess of $10,000 (unless terminable by the Company or its Subsidiaries without payment or penalty upon no more than sixty (60) days’ notice);

(viii) imposing any confidentiality or secrecy obligation on the Company or any of its Subsidiaries, excluding standard confidentiality or secrecy provisions contained in agreements with customer, vendors or prospective customers or vendors entered into in the Ordinary Course of Business and consistent with past practice and excluding confidentiality agreements entered into in connection with the Transaction;

(ix) involving a commitment to make any capital expenditure in excess of $10,000 in the aggregate;

(x) constituting an outstanding powers of attorney (or comparable arrangement) executed by or on behalf of the Company or any of its Subsidiaries; or

(xi) containing a covenant restricting the Company or any of its Subsidiaries from competing in any business in any geographical area or using any Company Intellectual Property.

(b) Each of the Material Contracts is a legal, valid and binding obligation of the Company or its applicable Subsidiary, is in full force and effect and is enforceable by the Company or such Subsidiary in accordance with its terms. Each of the Material Contracts have been entered into in the Ordinary Course of Business in all material respects, except as set forth in Schedule 4.11(b). Neither the Company nor any of its Subsidiaries is (with or without the lapse of time or the giving of notice, or both) in breach in any material respect under any contract listed on Schedule 4.11(a), Schedule 4.15(d) or Schedule 4.16,

except for such breaches, defaults or claims that, individually or in the aggregate, have not resulted in, and would not reasonably be expected to result in, a Material Adverse Change of the Company. Except as disclosed on Schedule 4.11(a), Schedule 4.15(d) or Schedule 4.16, as applicable, to the Knowledge of the Company, none of the other parties to any Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach in any material respect thereunder nor has any event occurred that with notice or lapse of time would constitute a material breach or permit termination or acceleration thereof, except for such breaches, defaults or claims that, individually or in the aggregate, have not resulted in, and would not reasonably be expected to result in, a Material Adverse Change of the Company. Except as disclosed on Schedule 4.11(a), Schedule 4.15(d) or Schedule 4.16, as applicable, neither the Company nor any Subsidiary has received any written notice of the intention of any party to terminate any Material Contract and, there is no basis therefor. The Company has delivered or made available to the Buyer a true and complete copy of each Material Contract as in effect on the date of this Agreement.

(c) Except as set forth on Schedule 4.11(c), all of the Material Contracts may be assigned to the Buyer free of cost or expense without obtaining the consent or approval of any other Person or do not require any cost or expense or the consent or approval of any other Person in connection with the transactions contemplated hereby. Neither the Company nor any Subsidiary of the Company is a party to any contract providing for any payments to any Person resulting from the consummation of the transactions contemplated hereby, except as set forth on Schedule 4.11(c). To the Knowledge of the Company, no event has occurred or circumstance exists under or by virtue of any Material Contract that (with or without notice or lapse of time) would cause the creation of any Lien affecting any of the assets of the Company or any Subsidiary of the Company. Neither the Company nor any Subsidiary of the Company has given to or received from any other Person, at any time since January 1, 2010, any written (or to the Knowledge of the Company, oral) notice or other communication regarding any actual, alleged, possible or potential violation or breach of, or default under, any Material Contract. There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any amounts paid or payable to the Company or any Subsidiary of the Company under current or completed Material Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation. Except to the extent set forth on Schedule 4.11(c), no customer or other party to any of the Material Contracts has given written (or to the Knowledge of the Company, oral) notice to the Company of any plan or intention to terminate, to cancel or otherwise materially and adversely modify its relationship with the Company or any of its Subsidiaries or to decrease materially its usage, purchase or distribution of the services or products of the Company or any of its Subsidiaries.

4.12 Intellectual Property.

(a) Schedule 4.12 is a complete and accurate list of (i) all the Company Registered Intellectual Property Rights, (ii) all unregistered copyrights in computer software that are included in the Company Intellectual Property, and (iii) all unregistered Trademarks included within the Company Intellectual Property. For each of the foregoing, the listing shall include (w) the respective application or serial number (if applicable), (x) the date of any such application and registration, the jurisdiction(s) in which each such right either exists or, for registrations and applications thereto, has been registered or applied for, (y) an identification of whether the right is solely owned by, jointly owned by, or exclusively licensed, and (z) a brief summary of any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related thereto.

(b) Each item of the Company Registered Intellectual Property Rights is valid and subsisting, and all necessary fees, including without limitation all registration, maintenance, issuance and renewal fees, in connection with such the Company Registered Intellectual Property Rights have been paid and all necessary documents and certificates in connection with such the Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property Rights. There are no actions that must be taken by the Company or any Subsidiary of the Company within one hundred twenty (120) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Registered Intellectual Property Rights. Without limiting the foregoing, neither the Company nor any Subsidiary of the Company has taken any action or allowed any event to occur, and the Company is not aware of any event or circumstances, which would set a United States patent bar date within one hundred twenty (120) days of the Closing Date. A United States patent bar date includes any date by which the Company or any Subsidiary of the Company must file a patent application in order to preserve the Company’s or its Subsidiary’s right and ability to seek patent protection for an invention in the United States. To the Company’s Knowledge, no third party is in breach of any non-disclosure agreement signed with the Company or any Subsidiary of the Company or of any confidentiality terms of any agreement signed with the Company or any Subsidiary of the Company. In each case in which the Company or a Subsidiary of the Company has acquired (excluding for the purpose of this sentence, any non-exclusive license) any Technology or Intellectual Property Right from any Person, the Company or a Subsidiary of the Company, as the case may be, has obtained a valid and enforceable assignment sufficient to irrevocably transfer the Technology and all rights in such Technology including all associated Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company or its Subsidiary, as the case may be. To the maximum extent provided for by, and in accordance with, Legal Requirements, the Company and its Subsidiaries have recorded each such assignment of a Registered Intellectual Property Right assigned to the Company or any Subsidiary of the Company with the relevant Governmental Authority, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be. Neither the Company nor any Subsidiary of the Company has claimed a particular status, including “Small Business Status,” in the application for any Intellectual Property Rights, which claim of status was not at the time made, or which has since become, inaccurate or false or that will no longer be true and accurate as a result of the Closing.

(c) The Company has no Knowledge of any facts or circumstances that would render any the Company Intellectual Property invalid or unenforceable. The Company has no Knowledge of any information, materials, facts, or circumstances, including any information or fact that would constitute prior art, that would render any of the Company Registered Intellectual Property Rights invalid or unenforceable, or would adversely effect any pending application for any the Company Registered Intellectual Property Right, and the Company has not misrepresented, or failed to disclose, and has no Knowledge of any misrepresentation or failure to disclose, any fact or circumstance in any application for any the Company Registered Intellectual Property Right that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any the Company Registered Intellectual Property Right. The Company has not undertaken any prior art searches, or any freedom to operate searches or evaluations.

(d) Each item of the Company Intellectual Property is free and clear of any Liens.

(e) Except as disclosed in Schedule 4.12(e), all the Company Intellectual Property will be fully transferable, alienable or licensable by the Company without restriction and without payment of any kind to any third party.

(f) To the extent that any Technology which is owned, possessed, used or controlled by the Company or any Subsidiary of the Company has been developed or created by a third party, the Company or its Subsidiary has a written agreement with such third party with respect thereto and the Company and its Subsidiaries thereby either (i) have obtained ownership of, and is the exclusive owner of, or (ii) have obtained a license in good standing (sufficient for the conduct of the business of the Company and its Subsidiaries as currently conducted) to utilize all such third party’s Intellectual Property Rights in such Technology by operation of law or by valid assignment or license, to the fullest extent it is legally possible to do so. The Company and its Subsidiaries has paid all license fees as they have become due and are in compliance therewith in all material respects for the use of all inbound “shrink wrap” and similar publicly available commercial binary code end user licenses and outbound “shrink wrap” in the conduct of the business of the Company and its Subsidiaries as currently conducted.

(g) All Company Intellectual Property used in or necessary to the conduct of the business of the Company and its Subsidiaries as presently conducted was written and created solely by either (i) employees of the Company or a Subsidiary of the Company acting within the scope of their employment or (ii) by third parties who have validly and irrevocably assigned all of their rights, including Intellectual Property Rights therein, to the Company or a Subsidiary of the Company, and no third party owns or has any rights to any of the Company Intellectual Property.

(h) The Company and its Subsidiaries have followed and enforced a policy prohibiting, and have not allowed, any employee, consultant, or contractor to have access to the software codes of the Company’s or its Subsidiaries’ software, and to the Company’s Knowledge, no such employee, consultant or contractor has breached said policy.

(i) The Company and its Subsidiaries have taken all commercially reasonable steps required to protect their respective rights in their Confidential Information and Trade Secrets or Confidential Information and Trade Secrets provided by any other Person to the Company or its Subsidiaries.

(j) Except as disclosed in Schedule 4.12(k), no Person who has licensed Technology or Intellectual Property Rights to the Company or any of its Subsidiaries has ownership rights or license rights to improvements made by the Company or its Subsidiaries in such Technology or Intellectual Property Rights.

(k) Except as disclosed in Schedule 4.12(k), neither the Company nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Technology or Intellectual Property Right that is or was the Company Intellectual Property, to any other Person.

(l) Other than inbound “shrink wrap” and similar publicly available commercial binary code end user licenses and outbound “shrink wrap” licenses, the contracts listed in Schedule 4.11(a) lists all contracts to which the Company or a Subsidiary of the Company is a party with respect to any Technology or Intellectual Property Rights. Neither the Company nor any Subsidiary of the Company is in breach of nor has the Company or a Subsidiary of the Company failed to perform under any of the foregoing contracts and, to the Company’s Knowledge, no other party to any such contract is in breach thereof or has failed to perform thereunder, except for such breaches, defaults or claims that, individually or in the aggregate, have not resulted in, and would not reasonably be expected to result in, a Material Adverse Change of the Company.

(m) Schedule 4.12(m) lists all contracts between the Company and/or its Subsidiaries on the one hand and any other Person on the other hand wherein or whereby the Company or a Subsidiary of the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any Liability or provide a right of rescission with respect to the infringement or misappropriation of the Intellectual Property Rights of any Person.

(n) To the Knowledge of the Company, there are no contracts between the Company or any of its Subsidiaries on the one hand and any other Person on the other hand with respect to the Company Intellectual Property under which there is any dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by the Company or a Subsidiary of the Company thereunder.

(o) Assuming that the consents identified in Schedule 4.11(c) are obtained in full force and effect at all relevant times, the operation of the business of the Company and its Subsidiaries as it currently is conducted, including but not limited to the design, development, use, disclosure, import, branding, advertising, promotion, marketing, license, manufacture, sale, license and distribution of the products, or services or other Technology of the Company or any Subsidiary of the Company (including such Technology currently under development) does not and will not when conducted by the Buyer in substantially the same manner following the Closing to the Company’s Knowledge infringe or misappropriate any Intellectual Property Right of any Person, violate any right of any Person (including any right to privacy or publicity) or constitute unfair competition or trade practices under the laws of any jurisdiction, and neither the Company nor any Subsidiary of the Company has received written (or to the Knowledge of the Company, oral) notice from any Person claiming that such operation or any act, product, or service or other Technology of the Company or a Subsidiary of the Company (including such Technology currently under development) infringes or misappropriates any Intellectual Property Right of any Person or constitutes unfair competition or trade practices under the Laws of any jurisdiction, nor does the Company have Knowledge of any basis therefore.

(p) To the Company’s Knowledge, no Person is infringing or misappropriating any Company Intellectual Property Right.

(q) To the Company’s Knowledge, no Company Intellectual Property or Technology is subject to any Action that restricts in any manner the use, transfer or licensing thereof by the Company and/or its Subsidiaries or may affect the validity, use or enforceability of such the Company Intellectual Property or Technology.

(r) No (i) product, technology, service or publication of the Company or any Subsidiary of the Company, (ii) material published or distributed by the Company or a Subsidiary or the Company or (iii) conduct or statement of the Company or a Subsidiary of the Company constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates in any Legal Requirement.

(s) The Company Intellectual Property, together with any rights under the applicable Material Contracts, constitutes all the Technology and Intellectual Property Rights used in and/or necessary to the conduct of the business of the Company and its Subsidiaries as it currently is conducted, including, without limitation, the design, development, manufacture, use, disclosure, import, branding, advertising, promotion, marketing, sale, license and distribution of products or other Technology of the Company, including performance of services (including such Technology currently under development).

(t) Except as disclosed in Schedule 4.12(t), neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to the Buyer, by operation of law or otherwise, of any contracts to which the Company or a Subsidiary of the Company is a party, will result in (i) any third party being granted rights or access to, or the placement in or release from escrow, of any the Company Intellectual Property, (ii) the Buyer granting to any third party any right, title or interest to or with respect to any Intellectual Property Rights owned by, or licensed to, the Buyer pursuant to any contract to which the Company or a Subsidiary of the Company is a party or by which it is bound, (iii) the Buyer being bound by, or subject to, any non compete or other restriction on the operation or scope of the business of the Company and its Subsidiaries, (iv) any restriction on the ability of the Buyer to share information relating to its ongoing business or operations, or (v) the Buyer being obligated to pay any royalties, fees, honoraria or other amounts to any third party in excess of those payable by the Company or a Subsidiary of the Company prior to the Closing Date pursuant to contracts to which the Company or a Subsidiary of the Company is a party or by which it is bound.

(u) Schedule 4.12(u) contains a true and complete list of all of the software programs included in or developed for inclusion in the Company’s or its Subsidiaries’ products (including, without limitation, the GEMSTAR software platform) or any third party (including all software programs embedded or incorporated in the Company’s or its Subsidiaries’ products)

(the “Company Software”). Except as listed in Schedule 4.12(u), the Company Software does not contain any third party software or Public Software. The list in Schedule 4.12(u) shall contain (i) the name of the Public Software, (ii) the license name and version pursuant to which the Company has received a license to such Public Software, and (iii) a short statement regarding how the Public Software is being used by the Company and its Subsidiaries. “Public Software” means any software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (1) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (2) the Artistic License (e.g., PERL); (3) the Mozilla Public License; (4) the Netscape Public License; (5) the Sun Community Source License (SCSL); (6) the Sun Industry Standards License (SISL); (7) the BSD License; and (8) the Apache License.

(v) The Company and each Subsidiary of the Company employs commercially reasonable measures to ensure that the Company Software do not contain any viruses. For the purposes of this Agreement, “virus” means any computer code intentionally designed to disrupt, disable, or harm in any manner the operation of any software or hardware or to allow a third party to have access to the user’s computer or network without such user’s authority.

(w) The Company Software:

(i) Performs in all material respects accordance with all published specifications for such software;

(ii) Complies in all material respects with all other published documentation, descriptions and literature with respect to such software; and

(iii) Complies in all material respects with all representations, warranties and other requirements specified in all of the Company’s and its Subsidiaries’ customer contracts.

(x) Except as set forth on Schedule 4.12(x), the Stockholders of the Company or any Subsidiary of the Company (other than the Company) do not have an ownership right or other interest in any Intellectual Property related to the business of the Company and its Subsidiaries.

4.13 Brokerage. No broker, finder or investment banker acting on behalf of the Stockholders or the Company or any of its Subsidiaries is entitled to any fee, commission or other payment from the Stockholders or the Company or any of its Subsidiaries in connection with this Agreement or the Transaction.

4.14 Governmental Licenses and Permits. Schedule 4.14 contains a complete and correct listing of all permits, licenses, franchises, certificates, approvals, registrations, accreditations and other authorizations of Governmental Authorities (including all licenses, permits and other authorizations that are required pursuant to any Environmental Requirements for the occupancy of its properties or facilities, or the operation of its businesses) (collectively, the “Licenses”) owned or possessed by the Company and its Subsidiaries, and to the Company’s Knowledge, no other Licenses are required in the conduct of the business of the Company and its Subsidiaries as currently conducted or as proposed to be conducted. Except as set forth on Schedule 4.14, all Licenses are in full force and effect and the Company and each of its Subsidiaries is operating and has operated in compliance with all such Licenses as well as the applicable orders, approvals and variances related thereto, and are not in violation of any of the foregoing. Except as specifically provided on Schedule 4.14, the transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to the Company or its Subsidiaries by, any such Licenses.

4.15 Employment and Labor Matters.

(a) List; Unpaid Compensation. Schedule 4.15(a) lists: (a) all present employees (including title and position), contractors and consultants of the Company and each Subsidiary of the Company, (b) their current fixed and variable rate of compensation and benefits, and (c) their accrued vacation, if applicable, (d) and for non-U.S. employees, provident fund benefits, gratuities, life insurance and other benefits. Schedule 4.15(a) also indicates any of such parties who is absent from work due to a work related injury, is receiving workers’ compensation or is receiving disability compensation. With respect to the business conducted by the Company and its Subsidiaries, there are no unpaid wages, bonuses or commissions (other than those not yet due) nor does the Company or any Subsidiary of the Company owe any Tax, penalty, assessment or forfeiture for failure to comply with any of the foregoing. Except as provided on Schedule 4.15(a), the employment of all employees, contractors and consultants listed on Schedule 4.15(a) may be terminated at any time with or without cause and without any severance or other Liability to the Company or any Subsidiary of the Company. The Company and its Subsidiaries have paid or properly accrued and set forth on the face of the Financial Statements in the Ordinary Course of Business all wages and compensation due to any employee of the Company or any Subsidiary of the Company, including all vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses.

(b) Certain Information. Except as listed in Schedule 4.15(b), the Company and its Subsidiaries: (a) since January 1, 2008, have not experienced, and there are not pending or, to the Knowledge of the Company, threatened, any labor disputes, organized slowdown, pickets, work slow-downs due to labor disagreements, organized work interruption, strike or work stoppage by employees of the Company or any Subsidiary of the Company or any actions or arbitrations that involve employees of the Company or any Subsidiary of the Company; (b) are not a party to, nor are they obligated by, any oral or written agreement, labor union or collective bargaining or otherwise, regarding the rates of pay or working conditions of any of the employees of the Company or any Subsidiary of the Company; and (c) are not obligated under any agreement to recognize or bargain with any labor organization or union on behalf of the employees of the Company or any Subsidiary of the Company. No event has occurred or circumstance exists that may provide the basis of any work stoppage or other labor dispute in connection with the business of the Company and its Subsidiaries.

(c) Labor Claims. Except as listed in Schedule 4.15(c): (a) neither the Company nor any Subsidiary of the Company, nor any of their respective officers, directors, or employees has been charged or, to Knowledge of the Company, threatened with the charge of any unfair labor practice, charge or complaint pending, unresolved, or, to the Knowledge of the Company, threatened; (b) the Company and its Subsidiaries are in material compliance with, and are not in violation of any, Legal Requirements concerning the employer-employee relationship and anti-discrimination and equal employment opportunities; and (c) there are, and have been, no violations of any other Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any employee of the Company or any Subsidiary of the Company. The Company and its Subsidiaries have filed all reports, information and notices required under any Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any employee of the Company or any Subsidiary of the Company, and will timely file prior to Closing all such reports, information and notices required by any Law to be given prior to Closing.

(d) Employment Agreements. Except as listed in Schedule 4.15(d): (a) all officers, employees, and agents of the Company and its Subsidiaries are employees at-will and for indefinite terms, and (b) there are no outstanding agreements or arrangements with respect to severance payments.

(e) The Company and its Subsidiaries have complied and are in compliance with the requirements of the Immigration Reform and Control Act of 1986. Schedule 4.15(e) sets forth a true and complete list of all employees of the Company and its Subsidiaries working in the United States who are not U.S. citizens and a description of the legal status under which each such individual is permitted to work in the United States. All employees of the Company and its Subsidiaries or other Person who are performing services for the Company and its Subsidiaries are legally able to work in the countries where they are working and will be able to continue to work in the business of the Company and its Subsidiaries where they are currently working following the consummation of the transactions contemplated by this Agreement.

(f) Employee Benefit Plans. Except as set forth on Schedule 4.15(f), neither the Company nor any of its Subsidiaries maintain, contribute to or have any liability or potential liability with respect to (i) any “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), or (ii) any other plan, program, policy, practice, arrangement or contract providing benefits or payments to current or former employees (or to their beneficiaries or dependents) of the Company or its Subsidiaries or to any other Person, including any bonus plan, plan for deferred compensation, nonqualified retirement plan, severance plan, stock option, phantom stock or stock purchase plan, employee health or other welfare benefit plan or other arrangement formal or informal (in each case of (i) and (ii), a “Plan”). For purposes of this Section 4.15(f), the “Company” shall be deemed to include any entity required to be aggregated in a controlled group or affiliated service group with the Company or any of its Subsidiaries for purposes of ERISA or the Code (including under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA), at any relevant time.

(g) Each Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a determination letter from the Internal Revenue Service (the “IRS”) that such Plan is qualified under Section 401(a) of the Code, or the Company is entitled to rely upon an opinion letter from the IRS with respect to the qualification of such Plan, and nothing has occurred that could reasonably be expected to adversely affect the qualification of such Plan.

(h) Neither the Company nor any of its Subsidiaries has liability or potential liability with respect to any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code or any similar federal, state or provincial law, rule or regulation (a “Pension Plan”) or any “multiemployer plan” (as such term is defined in Section 3(37) of ERISA).

(i) Each Plan and any related trust, insurance contract or fund has been maintained, funded and administered in compliance in all material respects with its respective terms and with all applicable Legal Requirements. No asset of the Company is subject to any Lien under ERISA or the Code, and neither the Company nor any of its Subsidiaries has incurred any liability under Title IV of ERISA or any Legal Requirement or to the Pension Benefit Guaranty Corporation (the “PBGC”). There are no pending or, to the Knowledge of the Company, threatened Proceedings with respect to any Plan.

(j) Each of the Company and its Subsidiaries has complied in all material respects with the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code or any Legal Requirement (“COBRA”); and neither the Company nor any of its Subsidiaries has obligations under any Plan or otherwise to provide postemployment health or life insurance benefits to current or former employees of the Company or its Subsidiaries or to any other person, except as required by COBRA.

(k) Other than as set forth on Schedule 4.15, none of the Plans or any other agreement between the Company or any of its Subsidiaries and any employees of the Company or any such Subsidiary obligates the Company or any Subsidiary to pay any separation, severance, termination, retention bonus or similar benefit or accelerate any vesting schedule, or alter any benefit structure as a result of the Transaction (including in connection with the occurrence of subsequent events) or as a result of a change in control or ownership within the meaning of any Plan, agreement or Section 280G of the Code or the regulations thereunder.

(l) Neither the Company nor any of its Subsidiaries nor any other “disqualified person” (within the meaning of Section 4975 of the Code) or “party in interest” (within the meaning of Section 3(14) of ERISA) has taken any action with respect to any of the Plans which could subject any such Plan (or its related trust) or the Company or any of its Subsidiaries or any officer, director or employee of any of the foregoing to any penalty or Tax under Section 502(i) of ERISA or Section 4975 of the Code or any or any similar Legal Requirement. There has been no breach of fiduciary duty (as determined under ERISA) with respect to any Plan.

(m) With respect to each Plan, the Company has provided the Buyer with true, complete and correct copies of (to the extent applicable) (i) all documents pursuant to which the Plan is maintained, funded and administered, (ii) the annual report (Form 5500 series) filed with the IRS (including all applicable attachments) for the most recent three years, (iii) the most recent financial statements, (iv) the most recent actuarial valuation of benefit obligations, (v) the most recent summary plan description provided to participants, and (vi) the most recent determination letter received from the IRS.

(n) With respect each Plan, all required payments, premiums, contributions, reimbursements or accruals for all periods (or partial periods) ending prior to or as of the Unaudited Financial Statements shall have been made or properly accrued on the Unaudited Financial Statements. None of the Plans has any unfunded liabilities which are not reflected on the Unaudited Financial Statements.

(o) With respect to each non-U.S. Plan, the Plan has been established, maintained and administered by the Company or any of its Subsidiaries in material compliance with all applicable Legal Requirements of any controlling governmental authority or instrumentality, and all required contributions have been made or accrued to the extent required in accordance with applicable Legal Requirements.

4.16 Insurance. Schedule 4.16 lists each insurance policy maintained by or for the benefit of the Company or any of its Subsidiaries with respect to the Company’s and its Subsidiaries’ assets, properties or businesses (including the name of the insurer, the policy number, and the period, amount and scope of coverage). Such policies are in amounts and have coverages as required by any contract to which the Company or any of its Subsidiaries is a party or by which any of its assets or properties is bound. All such insurance policies are in full force and effect. Neither the Company nor any of its Subsidiaries is in default with respect to its obligations under any such insurance policy or has received written notice of cancellation or termination in respect of any such policy, and, to the Knowledge of the Company, no cancellation or termination of any such policy is pending or threatened by the current insurers of the Company or any of its Subsidiaries.

4.17 Affiliate Transactions. To the Knowledge of the Company, except as disclosed on Schedule 4.17, neither (a) any current or former officer, director, manager, stockholder or unitholder of the Company or any of its Subsidiaries, (b) any individual related by blood, marriage or adoption to any of the foregoing individuals, (c) any trust or comparable entity that is operated for the benefit of any of the individuals referred to in each of the foregoing clauses, nor (d) any entity in which any Person referred to in each of the foregoing clauses owns any beneficial interest, (i) is a party to any agreement, contract, commitment or transaction with the Company or any of its Subsidiaries, or (ii) has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the Company’s business.

4.18 Environmental Matters. Except as set forth on Schedule 4.18, each of the Company and its Subsidiaries have obtained and complied in all material respects with all Licenses that may be required pursuant to Environmental Requirements for the occupation of its facilities and the operation of the Company’s and its Subsidiaries’ business.

(a) Except as set forth on Schedule 4.18(a), the Company and its Subsidiaries are, and at all times during the past thirty-six (36) months have been, in compliance in all material respects with all Environmental Requirements.

(b) To the Knowledge of the Company, except as set forth on Schedule 4.18(b), neither the Company nor any of its Subsidiaries has received any written notice, report or other information regarding any actual or alleged violation of Environmental Requirements or any Environmental Liabilities, relating to the Company or its Subsidiaries or any Leased Premises that remains pending or unresolved.

(c) Neither the Company nor any of its Subsidiaries nor their predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, exposed any Person to, handled or Released any Pollutant, or owned or operated any property or facility in a manner that has given or would reasonably be expected to give rise to Environmental Liabilities. Except as set forth on Schedule 4.18(c), the Leased Premises are not contaminated by any Pollutant.

(d) To the Knowledge of the Company, Schedule 4.18(d) lists all: (i) USTs, (ii) asbestos-containing material, and (iii) materials or equipment containing polychlorinated byphenyls or radioactive substances, in each case that are located on or exist at any property or facility owned or leased by the Company or any of its Subsidiaries, all of which comply in all material respects with all applicable Environmental Requirements.

(e) Since January 1, 2007, except as set forth on Schedule 4.18(e), neither the Company nor any of its Subsidiaries has assumed, undertaken or otherwise become subject to any liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental Requirements.

4.19 Safety Matters.

(a) Except as set forth on Schedule 4.19(a), the Company and its Subsidiaries have obtained and complied in all material respects with all Licenses that may be required pursuant to Safety Requirements for the occupation of its facilities and the operation of the Company’s and its Subsidiaries’ businesses.

(b) The Company and its Subsidiaries are, and at all times during the past thirty-six (36) months have been, in compliance in all material respects with all Safety Requirements.

(c) Except as set forth on Schedule 4.19(c), neither the Company nor any of its Subsidiaries has received any written notice, report or other written information any actual or alleged violation of Safety Requirements relating to the Company or any of its Subsidiaries that remains pending or unresolved.

4.20 Privacy; Data Protection. The Company and its Subsidiaries have not collected any personally identifiable information concerning users of its products, services and websites from any third parties. The Company, its Subsidiaries and their respective subcontractors have complied in all material respects with all Legal Requirements and their privacy policies relating to the privacy of users of the Company’s and its Subsidiaries’ products, services and websites, including without limitation with respect to the use, collection, storage, disclosure and transfer of any data and personally identifiable information collected by the Company and its Subsidiaries or by third parties having authorized access to the records of the

Company and its Subsidiaries. The Company and its Subsidiaries and their respective subcontractors have complied in all material respects with all Legal Requirements and their privacy policies relating to the collection, use, storage, transfer, and disclosure of any data and personally identifiable information of any employees, contractors or consultants, both in the United States and internationally. Neither the Company nor any Subsidiary of the Company has received a complaint regarding their respective collection, use or disclosure of data, including but not limited to personally identifiable information. The execution, delivery and performance of this Agreement complies with all Legal Requirements relating to privacy and does not violate the Company’s or its Subsidiaries’ privacy policies. True and correct copies of all such privacy policies are attached to Schedule 4.20, and the Company and its Subsidiaries and their respective subcontractors have at all times made all privacy policy disclosures to such users or customers as required by Legal Requirements. None of such disclosures made or contained in any such privacy policy has been inaccurate, misleading or deceptive or in violation of any Legal Requirements. The Company and its Subsidiaries have implemented and maintains a comprehensive plan, or plans, which (i) identifies internal and external risks to the security of data and Confidential Information, including personally identifiable information; (ii) implements, monitors and improves adequate and effective administrative, electronic and physical safeguards to control those risks; (iii) maintains notification procedures in compliance with all Legal Requirements and privacy or other policies in the case of any breach of security compromising data, including unencrypted data containing personally identifiable information; and (iv) adequately provides for the prevention of data loss. Neither the Company nor any Subsidiary of the Company has experienced any data loss, breach of security or otherwise unauthorized access by third parties to Confidential Information, including personally identifiable information, in the Company’s or its Subsidiaries’ possession, custody or control.

4.21 International Transactions. The Company confirms, represents and warrants that none of the Company or any of its Subsidiaries, whether directly, indirectly or through one or more intermediaries has ever, through and including the date of Closing:

(a) Made any corrupt payment to a foreign official within the meaning of (i) the Foreign Corrupt Practices Act (15 U.S.C. §§78dd-1 et seq.), (ii) the United States (“U.S.”) mail and wire fraud statutes (18 U.S.C. §§1341 through 1343), (iii) the Travel Act (18 U.S.C. §1952), (iv) any similar or successor statutes, or (v) any regulations promulgated under the foregoing statutes;

(b) Engaged in any transaction, investment, undertaking or activity with any country, person, organization, authority or entity in violation of any of the Trading With the Enemy Act, the International Emergency Economic Powers Act, the Arms Export Control Act, the National Emergencies Act, the Immigration and Nationality Act, the Antiterrorism and Effective Death Penalty Act, the United Nations Participation Act, the Clean Diamond Trade Act, and the Syria Accountability and Lebanese Sovereignty Act, all as amended, any similar or successor statute, any of the U.S. Commerce Department’s Export Administration Regulations (15 C.F.R. Part 730 et seq.), any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. For the avoidance of doubt, (i) the regulations governed by the previous sentence include all of the regulations administered by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”), including but not limited to the Anti-

Terrorism Sanctions program, the Non-Proliferation Sanctions program, the Counter Narcotics Trafficking Sanctions program, the Diamond Trading Sanctions program and the various Country-specific Sanctions programs, and (ii) the country, person, organization, authority or entity referred to in the previous sentence include but not limited to anyone listed in the Specially Designated Nationals List or the Blocked Persons List both maintained and updated by OFAC, the Designated Foreign Terrorist Organizations List maintained and updated by the U.S. Department of State, Office of Counterterrorism, or any other list published by any U.S. government agency or department regarding terrorism or money laundering; or

(c) Engage in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of offenses designated by the Financial Action Task Force on Money Laundering’s “The Forty Recommendations” of June 20, 2003, in violation of the laws or regulations of the United States, including but not limited to Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, Public Law 107-56, as amended, the Currency and Foreign Transactions Reporting Act of 1970, as amended, or the Money Laundering Control Act of 1986 as amended, or the anti-money laundering laws of any other jurisdiction in which either the Company or any Subsidiary of the Company does business.

4.22 Litigation and Compliance with Law. Except as set forth on Schedule 4.22, there are no Proceedings, pending or, to the Company’s Knowledge, threatened against or affecting the Company or any Subsidiary of the Company, at Law or in equity, or before or by any Governmental Authority or instrumentality having jurisdiction over the Company or any Subsidiary of the Company. No notice of Proceeding, whether pending or threatened, has been received by the Company or any Subsidiary of the Company, and, to the Company’s Knowledge, there is no basis therefor. Except to the extent set forth on Schedule 4.22, (i) since their inception, the Company and its Subsidiaries have conducted their business in material compliance with all Legal Requirements applicable to the business or the assets of the Company and its Subsidiaries (including, HIPAA and HITECH), and (ii) the Company and its Subsidiaries currently conduct their business operations in material compliance with all Legal Requirements applicable to their respective businesses and assets. Neither the Company nor any Subsidiary of the Company (including any employee thereof), has made any payment of funds in connection with the business or its any of its assets prohibited by Law, and no funds have been set aside to be used in connection with the business of the Company and its Subsidiaries for any payment prohibited by Law.

4.23 Books and Records. The books of account and other financial records to be transferred to the Buyer pursuant hereto are in all material respects complete and correct, are maintained in accordance with all Legal Requirements, and are accurately reflected in the Financial Statements. The Company has provided to the Buyer and its Representatives true and complete copies of or access to all minute books or corporate records relating to the Company and its Subsidiaries.

4.24 Bank Accounts, Letters of Credit and Powers of Attorney. Schedule 4.24 lists (a) all bank accounts, lock boxes and safe deposit boxes relating to the business and operations of the Company and each of its Subsidiaries (including the name of the bank or other institution where such account or box is located and the name of each authorized signatory thereto), (b) all outstanding letters of credit issued by financial institutions for the account of the Company and each Company Subsidiary (setting forth, in each case, the financial institution issuing such letter of credit, the maximum amount available under such letter of credit, the terms (including the expiration date) of such letter of credit and the party or parties in whose favor such letter of credit was issued), and (c) the name and address of each person who has a power of attorney to act on behalf of the Company or any Company Subsidiary. The Company has heretofore delivered to the Buyer true, correct and complete copies of each letter of credit and each power of attorney described in Schedule 4.24. Since August 31, 2010, no Foreign Subsidiary Cash has been distributed to the Company or HCR Information Corporation, and the Foreign Subsidiary Cash as of the date hereof is reflected in the bank accounts and in said amounts as more specifically described in Schedule 4.24.

4.25 Customers and Suppliers.

(a) Schedule 4.25(a) sets forth each customer of the Company and each Company Subsidiary who accounted for more than $10,000 of the revenues of the Company or any Company Subsidiary for the fiscal year ended December 31, 2009, and who is expected to account for more than $10,000 of the revenues of the Company or any Company Subsidiary for the fiscal year ended December 31, 2010 (collectively, the “Customers”). Except to the extent disclosed in Schedule 4.25(a), since December 31, 2009, no Customer of the Company or any Company Subsidiary has canceled or otherwise terminated its relationship with the Company or such Company Subsidiary. Except to the extent disclosed in Schedule 4.25(a), no Customer has provided the Company with written notice (or to the Company’s Knowledge, oral notice) of any plan or intention to terminate, to cancel or otherwise materially and adversely modify its relationship with the Company or any Company Subsidiary or to decrease materially its usage, purchase or distribution of the services or products of the Company or any Company Subsidiary.

(b) Schedule 4.25(b) sets forth a list of all suppliers to whom the Company or any Company Subsidiary made payments aggregating $10,000 or more during the fiscal year ended December 31, 2009, or expects to aggregate $10,000 or more during the fiscal year ended December 31, 2010, showing, with respect to each, the name, address and dollar volume involved. Since December 31, 2009, no supplier has terminated its relationship with the Company.

4.26 Warranties to Customers. Schedule 4.26 includes a copy of the standard terms and conditions of sale, lease or license by the Company and each Company Subsidiary (including applicable warranty and indemnity provisions). Except as disclosed in Schedule 4.26, no product or service provided by the Company or any Company Subsidiary is subject to any guaranty, warranty, or other indemnity that extends beyond the applicable standard terms and conditions of sale, lease or license. There is no claim, action, suit, investigation or proceeding pending against the Company or any Company Subsidiary, or to the Company’s Knowledge, threatened, relating to alleged defects in the products or services provided by the Company or any Company Subsidiary, or the failure of any such product or service to meet agreed upon specifications and, to the Company’s Knowledge, there is no basis for any of the foregoing.

4.27 Internal Controls. The Company and each Company Subsidiary maintain accurate books and records reflecting their assets and liabilities and maintain proper and adequate internal accounting controls which provide reasonable assurance that (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company in accordance with GAAP and to maintain accountability for the Company’s consolidated assets; (c) access to the Company’s or any Company Subsidiary’s assets is permitted only in accordance with management’s authorization; (d) the reporting of the Company’s and any Company Subsidiary’s assets is compared with existing assets as necessary to permit preparation of the consolidated financial statements of the Company in accordance with GAAP and to maintain accountability for the Company’s consolidated assets; (e) accounts, notes and other receivables and inventory are recorded accurately, and adequate procedures are implemented to effect the collection thereof on a timely basis; and (f) there are adequate procedures in place regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s or any Company Subsidiary’s assets. As of the date of this Agreement, there has been no fraud, whether or not material, that involved management or other employees of the Company or any Company Subsidiary who have a significant role in the Company’s or any Company Subsidiary’s internal controls over financial reporting.

4.28 Accounts Receivable. All accounts receivable that are reflected on the Financial Statements or on the accounting records of the Company and its Subsidiaries as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by the Company or a Subsidiary of the Company in the Ordinary Course of Business. All accounts receivable of the Company and its Subsidiaries are reflected properly on their respective books and records, are valid receivables, and are current except as set forth in Schedule 4.28. The reserve for bad debts set forth on the face of the Financial Statements (rather than in any notes thereto) represents the Company’s reasonable, good faith assessment of an appropriate bad debt reserve based on the facts and circumstances pertaining to said accounts receivable calculated consistent with past practice. There is no contest, claim, defense or right of setoff under any contract with any account debtor of an account receivable relating to the amount or validity of such account receivable. Schedule 4.9 contains a complete and accurate list of all accounts receivable of the Company and its Subsidiaries as of the date of the Unaudited Financial Statements, which list sets forth the aging of each such account receivable.

4.29 Accuracy of Information Furnished by the Company. No written representation, statement or information made or furnished by the Company to the Buyer, including without limitation, those contained in this Agreement and the various schedules attached hereto and the other information and statements previously furnished by the Company to the Buyer, contains or shall contain any untrue statement of a material fact or to the Company’s Knowledge, omits or shall omit any material fact necessary to make the information contained therein in light of circumstances in which they were made, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL STOCKHOLDERS

As a material inducement to the Buyer and the Merger Sub to enter into this Agreement, each Principal Stockholder, individually with respect to himself, herself or itself only, hereby represents and warrants to the Buyer and the Merger Sub that, as of the date hereof and as of the Closing Date:

5.1 Organization and Power. With respect to each Principal Stockholder that is a legal entity, such Principal Stockholder is duly organized, validly existing and in good standing under the Legal Requirements of the jurisdiction of its organization or formation, and has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which such Principal Stockholder is a party and to perform its obligations hereunder and thereunder and consummate the Transaction.

5.2 Authorization. The execution, delivery and performance by such Principal Stockholder of this Agreement and the Ancillary Agreements to which such Principal Stockholder is a party and the consummation of the Transaction have been duly and validly authorized by all requisite action on the part of such Principal Stockholder, and no approval or other proceedings on his, her or its part are necessary to authorize the execution, delivery or performance of this Agreement and such Ancillary Agreements. Such Principal Stockholder has the full power to sell, exchange, assign, transfer and deliver its shares of Company Stock to the Buyer or the Surviving Corporation, as the case may be, free and clear of all Liens. This Agreement has, been duly executed and delivered by such Principal Stockholder, and constitutes a legal, valid and binding obligation of such Principal Stockholder enforceable against such Principal Stockholder in accordance with its terms, except as enforceability hereof or thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and limitations on the availability of equitable remedies. As of the Closing, the Ancillary Agreements to which such Principal Stockholder is a party will have been duly executed and delivered by such Principal Stockholder, and will constitute a legal, valid and binding obligation of such Principal Stockholder enforceable against such Principal Stockholder in accordance with its terms, except as enforceability hereof or thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other Legal Requirements affecting creditors’ rights generally and limitations on the availability of equitable remedies.

5.3 Absence of Conflicts. Neither the execution and delivery by such Principal Stockholder of this Agreement and the Ancillary Agreements to which such Principal Stockholder is a party nor the performance by such Principal Stockholder of its obligations hereunder and thereunder in accordance with the terms of this Agreement and the Ancillary Agreements will not (with or without the giving of notice or the lapse of time, or both):

(a) contravene, conflict with or result in a violation or breach of any of the terms, conditions or provisions of the charter, bylaws, partnership agreement or similar organizational documents of such Principal Stockholder, if applicable;

(b) contravene, conflict with or result in a material violation or breach of, or give any Governmental Authority or other Person the right to challenge the Transaction under, any Legal Requirement applicable to such Principal Stockholder or any of such Principal Stockholder’s assets or properties, or require any consent or approval of or any notice or filing with any Governmental Authority or other Person; or

(c) contravene, conflict with or result in a material breach or default under, or give rise to any right of acceleration or termination of, any of the terms, conditions or provisions of any note, bond, lease, license, contract or other instrument or obligation to which such Principal Stockholder is a party or by which any of such Principal Stockholder’s assets or properties is bound.

5.4 Title. Such Principal Stockholder is the sole record and beneficial owner of the Company Stock, Options and Warrants set forth opposite such Principal Stockholder’s name on Schedule 4.3 hereto. Except as set forth on Schedule 5.4, such Principal Stockholder is not a party to any voting trust, proxy or other contract or understanding between or among any Persons that affects or relates to the voting or giving of written consent with respect to any outstanding security of the Company.

5.5 Litigation. There is no Proceeding at law or in equity pending or, to the Knowledge of such Principal Stockholder, threatened in writing against, and there is no outstanding Order applicable to, such Principal Stockholder or the Company, or any of its Subsidiaries that seeks to restrain, enjoin, prevent or prohibit the consummation of any part of the Transaction.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND MERGER SUB

As a material inducement to the Company and the Principal Stockholders to enter into this Agreement, the Buyer and the Merger Sub hereby represent and warrant to the Company and the Principal Stockholders that as of the date hereof and as of the Effective Time:

6.1 Organization and Power. Each of the Buyer and the Merger Sub is a [corporation] validly existing and in good standing under the laws of the State of Delaware, with full power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder.

6.2 Authorization of Transaction. Each of the Buyer and the Merger Sub has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the Transaction. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Buyer or the Merger Sub is a party and the consummation of the Transaction have been duly and validly authorized and approved by all requisite action on the part of the Buyer and the Merger Sub and no other proceedings (corporate or otherwise) on the part of the Buyer or the Merger Sub are necessary to approve and authorize the execution and delivery of this Agreement and the consummation of the Transaction. This Agreement has been duly executed and delivered by the Buyer and the Merger Sub and constitutes the valid and binding agreement of the Buyer and the Merger Sub enforceable against them in accordance with its terms, except as enforceability hereof or thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other Legal Requirements affecting creditors’ rights generally and limitations on the availability of equitable remedies. As of the Closing, the Ancillary Agreements to which the Buyer or the Merger Sub is a party will have been duly executed and delivered by such Person, and will constitute a legal, valid and binding obligation of such Person enforceable against it in accordance with its terms, except as enforceability hereof or thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other Legal Requirements affecting creditors’ rights generally and limitations on the availability of equitable remedies.

6.3 Absence of Conflicts. Neither the execution and delivery of this Agreement nor the consummation or performance of the Transaction, will (with or without notice or lapse of time), (a) contravene, conflict with, or result in a violation of any provision of the certificate of incorporation, bylaws or comparable organizational documents of the Buyer or the Merger Sub; (b) materially contravene, conflict with, or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Transaction under, any Legal Requirement to which the Buyer, the Merger Sub or any of their Subsidiaries may be subject; and (c) materially contravene, conflict with, or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any License that is held by the Buyer, the Merger Sub or any of their Subsidiaries.

6.4 Litigation. As of the date hereof, there are no Proceedings pending or, to the Knowledge of the Buyer, threatened against or affecting the Buyer at law or in equity, or before or by any Governmental Authority, which would materially affect the performance of the Buyer or the Merger Sub or their obligations under this Agreement or the Ancillary Agreements to which the Buyer or the Merger Sub is a party or the consummation of the Transaction.

6.5 Brokers’ Fees. No agent, broker, finder, investment banker or other Person, acting on behalf of the Buyer or any of its Affiliates, is or will be entitled to any fee, commission or other payment from the Buyer or any of its Affiliates in connection with this Agreement or the Transaction.

ARTICLE VII

COVENANTS OF THE PARTIES

7.1 Access and Investigation. Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from the Buyer, the Company shall (a) afford the Buyer and its Representatives reasonable access, during regular business hours, to the Company’s and its Subsidiaries’ personnel, properties, customers, contracts, books and records and other documents and data; (b) promptly furnish the Buyer with copies of all such documents, information and data as the Buyer may reasonably request; (c) promptly furnish the Buyer with such additional financial, operating and other relevant data and information as the Buyer may reasonably request; and (d) to the extent reasonably requested by the Buyer, cause its directors, officers and key employees to discuss with the Buyer the affairs, finances and accounts of the Company and its Subsidiaries. The Buyer acknowledges that any information being provided to it or its Representatives by the Company or its Representatives pursuant to or in connection with this Agreement is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference.

7.2 Operation of the Company’s Business. Except as expressly permitted or required by this Agreement, during the period commencing on the date hereof and ending on the earlier of (i) the Closing Date and (ii) the date on which this Agreement is terminated in accordance with its terms:

(a) The Company and each of its Subsidiaries shall conduct its operations in the Ordinary Course of Business and, to the extent consistent therewith, to use commercially reasonable efforts to preserve intact its business organization, keep available the services of its current senior management as a group and maintain satisfactory relationships with any Person having business relationships with the Company or any of its Subsidiaries.

(b) Neither the Company nor any of its Subsidiaries shall effect any of the following without the prior written consent of the Buyer:

(i) make any change in or amendment to its organizational documents or its by-laws (or comparable governing documents);

(ii) issue or sell, or authorize to issue or sell, any capital stock or any other ownership interests, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any arrangement or contract with respect to the issuance or sale of, any capital stock or any other ownership interests;

(iii) split, combine, redeem or reclassify, purchase or otherwise acquire, or declare, pay or set aside any dividend or make any distribution with respect to, any capital stock or its other securities;

(iv) make any investment in, acquisition of, or capital contributions to, any Person;

(v) sell, lease or otherwise dispose of any of its properties or assets;

(vi) amend, supplement, modify, terminate or waive any material rights under any contract or enter into a contract, except in the Ordinary Course of Business;

(vii) incur any indebtedness for borrowed money or make any loan or advance to any other Person;

(viii) grant or agree to grant to any officer or employee of the Company or any Subsidiary of the Company any increase in wages or bonus, severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits, establish any new compensation or benefit plans or arrangements or amend or agree to amend any existing Plan, except (A) as may be required under any Legal Requirements, (B) as specifically required by the provisions of any Plan in effect on the date hereof or (C) in the Ordinary Course of Business;

(ix) delay or defer the payment of any accounts payable;

(x) make or authorize capital expenditures;

(xi) pay, discharge or satisfy any Liabilities, other than in the Ordinary Course of Business;

(xii) grant any license with respect to the Company Intellectual Property other than in the Ordinary Course of Business;

(xiii) take any action or omit to take any action that would reasonably be expected to cause any of the Company Intellectual Property to become invalidated, abandoned or dedicated to the public domain;

(xiv) accelerate or change its policy with respect to the collection of any accounts receivable;

(xv) make any intercompany transfers of Foreign Subsidiary Cash from any non-U.S. Subsidiary; or

(xvi) authorize any of, or commit or agree to take any of, the foregoing actions.

7.3 Required Approvals.

(a) Subject to the terms and conditions of this Agreement, the Ancillary Agreements and applicable Legal Requirements, each Party shall use all commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions to the Closing and to do or cause to be done all things necessary to cause the Closing to occur and to consummate and make effective the Transaction; provided, however, that, none of the Parties shall be required to make (and neither the Company nor any other Person on behalf of the Company shall, without the prior written consent of the Buyer, make) any monetary expenditure, commence or be a plaintiff in any litigation or offer or grant any material accommodation (financial or otherwise) to any third Person.

(b) As promptly as practicable after the date of this Agreement, but in any event within two (2) Business Days, the Company shall make all filings required by Legal Requirements to be made by it in order to consummate the Transaction and shall cooperate with the Buyer and its Representatives with respect to all filings that the Buyer elects to make or, pursuant to Legal Requirements, is required to make in connection with the Transaction (including providing all information necessary to make any such filing); provided that each of the Buyer and the Company shall have the right to review and provide comments on any such materials prior to their filing.

7.4 Notification. From the date hereof until the Closing Date, the Company shall disclose to the Buyer, promptly upon discovery thereof, in writing (in the form of updated schedules), any material variances from the representations and warranties contained in Articles IV and V which, individually or in the aggregate, have resulted in or would reasonably be expected to result in, any condition to the obligation of any Party to effect the Transaction not being satisfied. Such disclosures shall amend and supplement the appropriate Schedules delivered on the date hereof but, except as set forth below, will not cure any breach of any representation or warranty made in respect of the matters that are the subject of any such disclosure that would otherwise occur without giving effect to the relevant supplemental information. Notwithstanding the foregoing, if the matter or matters giving rise to such supplement or amendment to the Schedule(s) arise out of changes or events occurring after the date of this Agreement and not from any failure of a representation or warranty to be true and correct as of the date of this Agreement (“Post-Signing Changes”), such Post-Signing Changes shall not be deemed to result in a breach of any representation or warranty. If the Post-Signing Changes result in a Material Adverse Change of the Company, then the Buyer and Merger Sub shall have the right to terminate this Agreement in accordance with Section 8.1(d) (without giving effect to the cure period), in which event neither the Buyer or Merger Sub nor the Holders and the Company shall have any further obligations or liabilities to one another.

7.5 No Negotiation. Until such time as this Agreement shall be terminated pursuant to Section 8.1, none of the Principal Stockholders, the Company, any of its Subsidiaries or any of their or its Representatives or Affiliates shall, and no such Person shall authorize or permit any other Person to, directly or indirectly, enter into any agreement or transaction with any Person (other than the Buyer and the Merger Sub), in each case relating to any transaction involving the Company or any of its Subsidiaries, any purchase of any of the assets of the Company and its Subsidiaries, or any purchase of any shares of capital stock or other securities of the Company or any of its Subsidiaries.

7.6 Release of Liens. Prior to the Closing Date, and other than Liens related to the Existing Debt identified on Schedule 3.1(f)(vii), the Company shall cause to be released all Liens in and upon any of the assets of the Company and its Subsidiaries.

7.7 Intentionally omitted.

7.8 Stockholder Approval.

(a) As soon as practicable after the date hereof, the Company shall obtain the Sufficient Stockholder Vote, pursuant to a written stockholder consent, all in accordance with the DGCL and the Certificate of Incorporation and Company Bylaws.

(b) Promptly following the Effective Time (and otherwise in accordance with DGCL), the Company shall deliver notice of the effectiveness of the Merger, pursuant to the applicable provisions of the DGCL and the Company’s Bylaws and Certificate of Incorporation (the “Stockholder Notice”), to all Stockholders that did not execute such written consent informing them that this Agreement and the Merger were adopted and approved by the stockholders of the Company and that appraisal rights are available for their Company Stock pursuant to Section 262 of the DGCL (which notice shall include a copy of such Section 262), and shall promptly inform Stockholders’ Representative of the date on which the Stockholder Notice was sent. Notwithstanding the foregoing, the Company shall give Stockholders sufficient notice to the effect that no Stockholder will be able to exercise appraisal rights if such Stockholder has not perfected such appraisal rights in accordance with Section 262 of the DGCL. The contact information for the Company’s shareholders shall be provided to the Buyer to effectuate the delivery of the Stockholder Notice in compliance with this Section 7.8(b) within 48 hours following the Effective Time.

7.9 Certain Tax Matters. The following provisions shall govern the allocation responsibility as between the Buyer and the Holders for certain Tax matters following the Closing Date. In accordance with Section 9.2(e)(vi), and unless otherwise expressly stated in this Section 7.9, it is the intention of the parties that the resolution of Tax matters (including the amount and payment of any Loss attributable to Tax) shall exclusively be governed by the provisions of this Section 7.9. Notwithstanding the foregoing, the survival period for any claim of Losses attributable to Tax for which the Holders may be responsible under this Section 7.9 and Section 9.2(a)(i)(C) shall be governed by the provisions of Section 9.1, and the aggregate amount attributable to Tax for which the Holders may be responsible under this Section 7.9 and Section 9.2(a)(i)(C) shall be subject to the provisions of Section 9.2(e)(ii).

(a) Holders Tax Indemnification. Each of the Holders shall, severally and not jointly, based on their respective Pro Rata Percentages, indemnify and defend the Buyer Indemnitees and hold them harmless from and against (without duplication) any Losses attributable to (i) all Taxes (or the non-payment thereof) of the Company or any of its Subsidiaries for all Taxable periods ending on or before the Closing Date and the portion through the Tax Effective Time of any Taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (ii) all Taxes of any member of an Affiliated Group of which the Company or any of its Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-United States law or regulation, and (iii) any and all Taxes of any Person (other than the Company and its Subsidiaries) imposed on the Company or any of its Subsidiaries as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring on or before the Closing Date. Notwithstanding the foregoing, only in connection with Tax Liability relating solely to any transfer pricing dispute reflected on the Unaudited Financial Statements, Holders shall only be required to indemnify and to defend the Buyer Indemnitees and hold them harmless from and against Losses only in accordance with Section 7.9(b) below.

(b) Transfer Pricing Exception. Notwithstanding anything to the contrary in section 7.9(a) herein, and only in connection with Tax Liability relating solely to any transfer pricing dispute reflected on the Unaudited Financial Statements, if within 18 months following the Closing Date the Company or any of its Subsidiaries is assessed such Tax Liability that is in excess of 125% of the Transfer Pricing Liability Estimate as reflected on the Unaudited Financial Statements for any one open tax year or a combination of years, Holders shall, severally and not jointly, based on their respective Pro Rata Percentages, indemnify and defend the Buyer Indemnitees and hold them harmless from and against (without duplication) any Losses attributable to all such Tax Liability that exceeds 125% of the Transfer Pricing Liability Estimate. In no event shall the Holders aggregate Liabilities under this Section 7.9(b) (or under Article IX relating to said Section 7.9(b)) exceed an amount equal to the Cap Amount.

(c) Time for Reimbursement. Except as provided in Section 7.9(f) (with respect to Taxes shown to be due on certain Tax Returns), the Holders shall reimburse the Buyer, the Merger Sub, the Company or any of its Subsidiaries for any Taxes that are the responsibility of the Holders pursuant to Section 7.9 (other than 7.9(b)) herein within ten (10) Business Days after (x) payment of such Taxes by the Buyer, the Merger Sub, the Company or any of its Subsidiaries in accordance with Section 7.9(h), and (y) presentation by the Buyer, the

Merger Sub, the Company or any of its Subsidiaries to the Stockholders’ Representative of a written request for such reimbursement, which request includes evidence of such Tax payment (but shall be subject to the provisions of Section 9.2(e)(ii)). Reimbursement by the Holders pursuant to this section 7.9(c) shall not be subject to the Cap Amount and shall not be paid out of the Escrow Fund, except that the Buyer, the Merger Sub, the Company or any of its Subsidiaries shall have the right, but not the obligation, to demand that payment of any reimbursement hereunder shall be made out of the Escrow Fund in the event that the Holders fail to comply with the terms of this Section 7.9(c), and upon the payment of any such reimbursement out of the Escrow Fund the Holders shall be obligated to immediately deposit with the Escrow Fund an amount that is not less than said reimbursement amount. For the avoidance of doubt, any claim pursuant to Section 7.9(b) shall not be governed by this Section 7.9(c) but shall be governed by and the process for making payment thereon shall be in accordance with Article IX.

(d) Closing of Taxable Period. The Holders and the Buyer shall, to the extent permitted by applicable Legal Requirements, elect with the relevant Governmental Authorities to close the Taxable period of the Company and its Subsidiaries at 11:59 p.m. on the Closing Date. In the case of any Taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company or any of its Subsidiaries and the amount of any sales, use, employment or withholding Taxes of the Company or any of its Subsidiaries shall be determined based on an interim closing of the books as of 11:59 p.m. on the Closing Date (the “Tax Effective Time”) (and for such purpose, the Taxable period of any partnership or other pass-through entity in which the Company or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company or any of its Subsidiaries for a Straddle Period that relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on and including the Closing Date and the denominator of which is the number of days in such Straddle Period.

(e) Buyer and Company Indemnification. The Buyer and the Company shall indemnify the Holders and hold them harmless from and against any Losses attributable to all Taxes (or the non-payment thereof) of the Company for which the Holders are not required to indemnify the Company pursuant to Section 7.9(a) or 7.9(b). The Buyer and the Company shall (without duplication) reimburse each Holder for any Taxes that are the responsibility of the Buyer and the Company pursuant to this Section 7.9(e) within ten (10) Business Days after (x) payment of such Taxes by such Holder and (y) presentation by such Holder to the Company of a written request for such reimbursement, which request includes evidence of such Tax payment. The Buyer shall not cause or permit the Company to file any amended Tax Return relating to any Pre-Closing Tax Period that could have an adverse effect on the Holders without the prior written consent of the Stockholders’ Representative, such consent not to be unreasonably withheld, conditioned or delayed.

(f) Responsibility for Filing Tax Returns. The Company shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company that are due after the Closing Date, but that relate exclusively to Taxable periods ending on or before the Closing Date. Any expenses incurred by the Buyer in preparation of said Tax Returns shall be calculated as part of the Stockholders’ Transaction Expenses. Each such Tax Return shall (i) be delivered to the Stockholder Representative no later than ten (10) Business Days prior to filing or the due date of such Tax Return, whichever is sooner, and (ii) not be filed unless it is approved by the Stockholder Representative prior to filing, such approval not to be unreasonably withheld, conditioned or delayed. The Buyer shall prepare or caused to be prepared and file or cause to be filed all Straddle Period Tax Returns of the Company. Each such Tax Return shall (i) be delivered to the Stockholders’ Representative no later than ten (10) Business Days prior to filing or the due date of such Tax Return, whichever is sooner, and (ii) not filed unless, to the extent it relates to any Pre-Closing Tax Period or portion thereof, it is approved by the Stockholders’ Representative prior to filing, such approval not to be unreasonably withheld, conditioned or delayed. The Buyer and the Stockholders’ Representative shall consult and cooperate as to any elections to be made on Tax Returns of the Company for periods ending on or before 11:59 p.m. on the Closing Date.

(g) Cooperation on Tax Matters.

(i) The Buyer and the Company, on the one hand, and the Holders, on the other hand, shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 7.9 and any Tax Contest. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such Tax Return or Tax Contest and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and each Holder agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by the Buyer or the Holders, any extensions thereof) of the respective Taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Company or such Holder, as the case may be, shall allow the other Party to take possession of such books and records.

(ii) The Buyer and each Holder further agree, upon request, to use reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the Transaction contemplated by this Agreement).

(iii) The Buyer and each Holder further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Section 6043 of the Code, Section 6043A of the Code, and all Treasury Regulations promulgated thereunder.

(h) Tax Contests.

(i) General Rule. Except as otherwise provided in this Section 7.9(h), the Party responsible for the Taxes under Sections 7.9(a), 7.9(b), 7.9(c), 7.9(d) and 7.9(e) that is the subject of a Tax Contest shall control and bear the cost of the conduct of such Tax Contest, including determining actions taken to pay, dispute, compromise or settle such Taxes (except with respect to Tax Contests relating to transfer pricing matters, which shall in all cases be controlled by the Buyer and costs borne by the Buyer, subject to indemnification rights pursuant to Section 7.9(b) and Article IX); provided, however, neither the Holders, on the one hand, nor the Buyer and the Company, on the other hand, may compromise or settle any such Tax Contest in a manner that would reasonably be expected to adversely affect the other Party or Parties with respect to any Taxable period for which such other Party or Parties are responsible pursuant to this Section 7.9, without the prior written consent of such other Party or Parties (which consent shall not be unreasonably withheld, conditioned or delayed). In the event a Tax Contest involves multiple Taxable periods, with respect to one or more of which the Buyer is responsible for the Taxes and one or more of which the Holders are responsible for the Taxes, then, except as otherwise provided in this Section 7.9(h), the control and the cost of the conduct of the Tax Contest shall be shared accordingly and each Party shall cooperate fully, as and to the extent reasonably requested by the other Party, in the conduct of such Tax Contest.

(ii) Straddle Periods. In the case of any Straddle Period, the Buyer shall control the conduct of such Tax Contest, and the Holders shall have the right to participate in such Tax Contest to the extent the proceedings relate to any matter which may give rise to an indemnification payment by the Holders under this Section 7.9, or to the extent the proceedings may materially adversely affect the Holders’ liability for Taxes relating to the Company. The Party receiving the notice of such Tax Contest will provide the other Party with notice in writing of such Tax Contest involving the Company within thirty (30) days (unless action is required sooner, then as soon as possible) of receiving such notice from the Governmental Authority. If the non-notifying Party does not respond within thirty (30) days (unless action is required sooner, then as soon as possible) of any such notice, such Party will be deemed to have elected not to participate in such Tax Contest. The Buyer shall not settle any such Tax Contest in a manner that would be reasonably expected to materially adversely affect the Holders, or any of them, without the prior written consent of the Holders (which consent shall not be unreasonably withheld, conditioned or delayed). Any consent required to be given by the Holders may be given by the Stockholders’ Representative and if given, shall be binding on all the Holders. In any Tax Contest involving a Straddle Period where Holders elect to participate, each Party shall bear its own costs for participating in such Tax Contest, and both Parties shall cooperate in good faith before any final resolution is reached. Notwithstanding anything else set forth herein to the contrary, the Holders, acting through Stockholders’ Representative, at the Holders’ expense (including, without limitation, reimbursement by Holders of the Buyer’s and the Company’s out-of-pocket expenses incurred in connection with such contest), shall have the right to require the Company to contest any asserted Straddle Period Tax deficiencies for which Holders would have liability under this Section 7.9.

(i) Tax-Sharing Agreements. All Tax-sharing agreements or similar agreements with respect to or involving Company and its Subsidiaries shall be terminated as of the day before the Closing Date and, from and after the Closing Date, the Company and its Subsidiaries shall not be bound thereby or have any liability thereunder.

(j) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the Transaction shall be paid one-half by the Buyer and one-half by the Holders (by their inclusion as Stockholders’ Transaction Expenses).

(k) For all purposes of this Agreement, and irrespective of their actual timing or treatment for Tax purposes, any deductions resulting from the payment of any amount pursuant to the Personnel Transaction Costs shall be considered to arise in and to be properly allocable to the Tax period beginning on the day after the Closing Date and shall not be considered to arise in or to be allocable to any Pre-Closing Tax Period.

7.10 New Employment Arrangements. Buyer will offer substantially all of the United States employees “at-will” employment by Buyer except the employees set forth on Schedule 7.10, to be effective as of the Closing Date (or as soon as practicable thereafter), upon proof of a legal right to work in the United States. Such “at-will” employment will: (a) be set forth in offer letters on Buyer’s standard form (each, an “Offer Letter”), (b) be subject to and in compliance with Buyer’s applicable policies and procedures, including, but not limited to, employment background checks and the execution of an employee proprietary information agreement governing employment conduct and performance, (c) have terms, including the position and salary, which will be determined by Buyer, (d) include, if applicable, a waiver by the Employee of any future equity-based compensation to which such employee may otherwise have been eligible, (e) supersede any prior express or implied employment agreements, arrangements, representations, or offer letters in effect prior to the Closing Date, and (f) include agreements providing for non-competition with the business of the Company, each Subsidiary of the Company, Buyer and the Surviving Corporation, non-solicitation of the customers and employees of the Company, each Subsidiary of the Company, Buyer and the Surviving Corporation following the termination of such employee, arbitration and release of claims. Each employee of the Company or any Company Subsidiary who remains an employee of Buyer or the Surviving Corporation after the Closing Date shall be referred to hereafter as a “Continuing Employee.” Continuing Employees shall be eligible to receive benefits consistent with Buyer’s applicable human resources policies. Continuing Employees shall execute the restrictive covenants agreement required to be executed by Buyer’s employees.

7.11 Payment of Personnel Transaction Costs. As soon as practicable after the Closing but in no event later than the next regularly scheduled payroll date (except as otherwise set forth in the applicable employee’s transaction bonus agreement), the Buyer shall pay (i) transaction bonuses in accordance with the applicable agreement granting such bonus (other than with respect to Vincent Estrada only, in accordance with his agreement as modified), (ii) severance for employees of the Company and its Subsidiaries terminated immediately prior to the Closing (inclusive of any accrued vacation and payroll taxes but exclusive of any sick time or personal time) and (iii) accrued vacation time in excess of 80 hours to Continuing Employees as specifically provided for in Schedule 7.11.

ARTICLE VIII

TERMINATION

8.1 Termination Events. By written notice given prior to or at the Closing, subject to Section 8.2, this Agreement may be terminated as follows:

(a) Automatically without any further action of any party hereto, if the Transaction has not been consummated on or prior to October 22, 2010 (the “Closing Deadline”);

(b) by the Buyer, in the event of any change that, individually or in the aggregate, has resulted in a Material Adverse Change of the Company;

(c) by the Buyer, if the Company or any Principal Stockholder shall have breached any of their representations, warranties, covenants or agreements herein such that the condition to Closing set forth in either Section 3.1(a) or 3.1(b), as applicable, would not be satisfied on the date of such termination and such breach shall not have been cured within five (5) Business Days of receipt of notice of such breach;

(d) by the Stockholders’ Representative, if the Buyer or the Merger Sub shall have breached any of their representations, warranties, covenants or agreements herein such that the condition to Closing set forth in either Section 3.2(a) or 3.2(b), as applicable, would not be satisfied on the date of such termination and such breach shall not have been cured within five (5) Business Days of receipt of notice of such breach; or

(e) by the mutual written consent of the Buyer and the Stockholders’ Representative.

8.2 Effect of Termination. In the event of termination by any Party pursuant to Section 8.1, written notice thereof shall promptly be given to the other Parties and the Transaction shall be terminated, without further action by any Party. If this Agreement is terminated pursuant to Section 8.1, all Liabilities and obligations of the Parties under this Agreement will terminate, except that the obligations of the Parties in this Section 8.2, the confidentiality provisions in Section 7.1, Section 10.1, Section 10.3 and the provisions of Article IX will survive; provided, however, that nothing herein shall relieve or release any Party from any liability arising out of fraud or any willful breach by such Party of any of its representations, warranties, covenants or agreements set forth in this Agreement, and all rights and remedies of the non-breaching Party or Parties under this Agreement, at law or in equity, shall be preserved unimpaired.

ARTICLE IX

SURVIVAL, INDEMNIFICATION AND RELATED MATTERS

9.1 Survival. Except as otherwise expressly set forth in this Agreement, the representations, warranties, covenants and agreements of the Company, the Principal Stockholders, the Holders, the Buyer and the Merger Sub in this Agreement and the Ancillary Agreements, and the rights of the Parties to seek indemnification with respect thereto, shall survive the Closing for eighteen (18) months following the Closing Date, except for the representations, warranties and indemnity obligations contained in (i) 4.16 (Employee Benefit Plans), which shall survive until the earlier of thirty (30) days past the applicable statute of limitations (taking into account any extensions) or 11:59PM (EST) on December 31, 2014, (ii) Sections 4.1 (Organization and Corporate Power), 4.2 (Authorization of Transaction), 4.3 (Capitalization), 4.9 (Title to Assets), 4.13 (Brokerage), 5.1 (Organization and Power), 5.2 (Authorization) and 5.4 (Title), which shall survive until the earlier of thirty (30) days past the applicable statute of limitations or 11:59PM (EST) on December 31, 2014, and (iii) Sections 7.9(a) (Holders Tax Indemnification), 7.9(c) (Time for Reimbursement), 7.9(d) (Closing of Taxable Period), 7.9(e) (Buyer and Company Tax Indemnification), 7.9(f) (responsibility to File Tax Returns), 7.9(g) (Cooperation on Tax Matters) and 7.9(h) (Tax Contests) which shall survive until the earlier of thirty (30) days past the applicable statute of limitations or 11:59PM (EST) on December 31, 2014; and except as otherwise expressly set forth in this Agreement no claim for any Losses may be brought on account of any of the foregoing beyond the earlier to occur of the applicable survival period or 11:59PM (EST) on December 31, 2014. The sections enumerated in clauses (i), (ii) and (iii) in this Section 9.1 shall be referred to herein collectively as the “Designated Representations”. Notwithstanding the foregoing, any representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 9.1 if a written notice relating to the event giving rise to such right or potential right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time. In any such case, such representation, warranty, covenant or agreement shall survive, only for the purposes of claims for indemnity related to such event and not for the purposes of claims for indemnity related to any other event, until any claim for indemnity related to such event is resolved.

9.2 Indemnification.

(a) Indemnity Obligation of the Holders.

(i) Subject to the terms, conditions and limitations contained in this Article IX, each of the Holders, severally and not jointly, based on their respective Pro Rata Percentages, shall indemnify, defend and hold harmless the Company and the other Buyer Indemnitees from and against, and pay to the Company and, if appropriate, the other Buyer Indemnitees, any loss, deficiency, damage, liability, claim, action, obligation, cost, Tax, expense or other charge (including interest, penalties, reasonable legal, accounting, consultant and expert fees and expenses) (each, a “Loss”), which the Company or the other Buyer Indemnitees may suffer, sustain or become subject to:

(A) as a result of the breach by the Company of any representation or warranty made by the Company in this Agreement or any Ancillary Agreement;

(B) as a result of the breach by the Company of any covenant or other agreement made by the Company in this Agreement or any Ancillary Agreement;

(C) in respect of Taxes in accordance with Section 7.9, whether or not disclosed on any Schedule;

(D) as a result of any Third Party Proceeding arising out of or relating to the acquisition of the capital stock of HCRIC, Inc by the Company from Manor Care, Inc. pursuant to that certain Stock Purchase Agreement, dated November 7, 2006, by and between the Company and Manor Care, Inc. and any transactions contemplated therein, whether or not disclosed on any Schedule;

(E) as a result of any Third Party Proceeding arising out of or relating to any Actions by Stockholders in connection with or arising from the consummation of the transactions contemplated herein, including the exercise of dissenters rights pursuant to Section 262 of the DGCL;

(F) as a result of any Third Party Proceeding arising out of or relating to any prior discussions, letters of intent or agreements with Medquist Inc. entered into prior to the Closing, whether or not disclosed on any Schedule;

(G) as a result of the loss of a Terminated Customer, whether or not disclosed on any Schedule;

(H) relating to any Existing Debt as of the Closing Date that is not paid at Closing, other than as set forth in Schedule 3.1(f)(vii) relating to the Existing Debt arising from the agreements with RBS Citizens, N.A. referenced therein;

(I) arising from or otherwise relating to any Stockholders’ Transaction Expense not deducted from the Merger Consideration as set forth in Schedule 2.5, whenever arising or submitted to the Company; and

(J) relating to any litigation matters disclosed in Schedule 4.22 of the Schedules.

(ii) Subject to the terms, conditions and limitations contained in this Article IX, and only in the event that (i) the Escrow Amount is no longer held in escrow pursuant to the terms of the Escrow Agreement or the Escrow Fund has been reduced to zero and (ii) Losses payable pursuant to Section 9.2(a)(i) have not been fully satisfied, each of the Principal Stockholders, severally and not jointly, based on their respective Principal Stockholder Pro Rata Percentages, shall indemnify, defend and hold harmless the Company and the other Buyer Indemnitees from and against, and pay to the Company, and, if appropriate, the other Buyer Indemnitees, without duplication of any amounts payable pursuant to Section 9.2(a)(i), any unpaid portion of such Losses. The provisions of this Section 9.2(a)(ii) shall not apply to Section 9.2(a)(i)(C) and Section 7.9 of this Agreement, other than subsection 7.9(b) (Transfer Pricing Exception) which shall be governed by this Section 9.2(a)(ii). For the avoidance of doubt, the indemnity obligations contained in Section 9.2(a)(i)(C) and Section 7.9 (other than subsection 7.9(b) which shall be subject to the 18 month survival period set forth in Section 7.9(b)), shall survive until the earlier of thirty (30) days past the applicable statute of limitations or 11:59PM (EST) on December 31, 2014, shall not be subject to the Cap Amount, and shall not be paid out of the Escrow Amount (except as provided in Section 7.9(c)) but rather shall be paid by the Holders or the Buyer, as the case may be, in accordance with the terms of Section 7.9 herein. The foregoing indemnity obligations shall, however, be subject to the limitations set forth in Section 9.2(e)(ii) below.

(iii) Subject to the terms and conditions contained in this Article IX, each Principal Stockholder (as to himself, herself or itself only) shall indemnify, defend and hold harmless the Buyer, its Affiliates and their Respective Representatives (collectively, the “Buyer Indemnitees”) from and against, and pay to the Buyer Indemnitees, any Loss that any Buyer Indemnitee may suffer, sustain or become subject to arising from, relating to or otherwise in respect of any breach by such Principal Stockholder of: (A) any representation or warranty made by such Principal Stockholder in Article V or any Ancillary Agreement, or (B) the covenants or other agreements made by the Principal Stockholders in this Agreement or any Ancillary Agreement.

(iv) Subject to Section 9.2(a)(vi), with respect to each indemnification payment required to be made by the Holders pursuant to this Section 9.2 other than Section 9.2(a)(ii) and Section 9.2(a)(iii) (and subject to the limitations and conditions set forth in Sections 9.2(d) and 9.2(e)):

(A) Each Holder shall be liable for an amount equal to his, her or its Pro Rata Percentage of the amount of such indemnification payment.

(B) Except with respect to the indemnity obligations contained in Section 7.9(a), Section 7.9(c), Section 7.9(d), Section 7.9(f) and Section 9.2(a)(i)(C), during the period the Escrow Amount is held in escrow pursuant to the terms of the Escrow Agreement, the Company and the other Buyer Indemnitees shall seek payment first out of the Escrow Amount pursuant to the Escrow Agreement. The provisions of this Section 9.2(a)(iv)(B) shall not apply to Section 9.2(a)(i)(C) and Section 7.9 of this Agreement, other than subsection 7.9(b) (Transfer Pricing Exception) which shall be governed by Section 9.2(a)(iv)(B)). For the avoidance of doubt, the indemnity obligations contained in Section 9.2(a)(i)(C) and Section 7.9 (other than subsection 7.9(b) which shall be subject to the 18 month survival period set forth in Section 7.9(b)), shall survive until the earlier of thirty (30) days past the applicable statute of limitations or 11:59PM (EST) on December 31, 2014, shall not be subject to the Cap Amount, and shall not be paid out of the Escrow Amount (except as provided in subsection 7.9(c)) but rather shall be paid by the Holders or the Buyer, as the case may be, in accordance with the terms of Section 7.9 herein. The foregoing indemnity obligations shall, however, be subject to the limitations set forth in Section 9.2(e)(ii) below.

(v) Subject to Section 9.2(a)(vi), with respect to each indemnification payment required to be made by a Principal Stockholder pursuant to Section 9.2(a)(ii) (subject to the limitations and conditions set forth in Sections 9.2(d) and 9.2(e)), and except with respect to the indemnity obligations contained in Section 7.9(a), Section 7.9(c), Section 7.9(d), Section 7.9(f) and Section 9.2(a)(i)(C), during the period the Escrow Amount is held in escrow pursuant to the terms of the Escrow Agreement, the Buyer Indemnitees shall seek payment first out of the Escrow Fund pursuant to the

Escrow Agreement. If any amounts are paid out of the Escrow Fund pursuant to Section 9.2(a)(ii) or as a result of any breach of a representation contained in a Letter of Transmittal, the Stockholders’ Representative shall cause the Escrow Agent to reduce the amounts that would otherwise be payable from the Escrow Fund to the Holder whose breach created such indemnification payment (it being the intent of the Parties, as between the Holders, that such Holder should pay all amounts arising from its breach).

(vi) Notwithstanding anything in this Agreement to the contrary, for so long as the Escrow Amount is held in escrow pursuant to the terms of the Escrow Agreement, (A) the Company and the Buyer Indemnitees shall be entitled to seek payment out of the Escrow Fund for any Losses that are indemnifiable hereunder (including under subsection 7.9(c) hereof) as if the Holders and Principal Stockholders are jointly and severally liable for all indemnification obligations and (B) references to the Holders or the Principal Stockholders providing indemnity based on their respective Pro Rata Percentages or Principal Stockholder Pro Rata Percentages shall not be read as imposing any limitation on the amount of Losses that the Company or the Buyer Indemnitees are entitled out of the Escrow Funds.

(b) Buyer’s Indemnity Obligation. Subject to the terms and conditions contained in this Article IX, the Buyer agrees to indemnify the Holders and their respective members, officers, employees, controlling persons and Affiliates (collectively, the “Stockholder Indemnitees”) and to hold them harmless from and against any Loss which any Stockholder Indemnitee may suffer, sustain or become subject to, as a result of (i) the breach by the Buyer or the Merger Sub of any representation or warranty made by the Buyer or the Merger Sub in this Agreement or any Ancillary Agreement, (ii) the breach by the Buyer or the Merger Sub of any covenant or other agreement made by the Buyer or the Merger Sub in this Agreement or any Ancillary Agreement or (iii) Taxes payable by the Buyer, the Merger Sub or the Company pursuant to Section 7.9.

(c) Procedure.

(i) If any Stockholder Indemnitee or any Buyer Indemnitee seeks indemnification under this Section 9.2, such party (the “Indemnified Party”) shall give written notice to the party or parties from whom or which such Indemnified Party is seeking indemnification under this Agreement (the “Indemnifying Party”) of the facts and circumstances giving rise to the claim, which in the case of a Buyer Indemnitee shall mean notice to the Stockholders’ Representative. In that regard, if any Proceeding shall be brought or asserted in writing by any third party (“Third Party Proceeding”) for which an Indemnified Party may seek indemnification pursuant to this Section 9.2, the Indemnified Party shall promptly notify the Indemnifying Party of the same in writing, specifying in reasonable detail (if known) the basis of such claim and the facts pertaining thereto, and the Indemnifying Party, if it so elects by written notice to the Indemnified Party prior to the expiration of the Dispute Period, shall assume and control the defense thereof (and shall consult with the Indemnified Party with respect thereto), including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of expenses. Notwithstanding the foregoing, the failure of an Indemnified Party to give any notice contemplated by this Section 9.2(c)(i) will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, the Indemnifying Party’s ability to remedy, contest, defend or settle with respect to such Third Party Proceeding is actually prejudiced thereby.

(ii) If the Indemnifying Party elects to assume and control the defense, prior to the expiration of the Dispute Period as provided in Section 9.2(c)(i) above, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party, unless (A) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (B) there exists a conflict of interest between the interests of the Indemnified Party and the Indemnifying Party, or (C) the Indemnifying Party has failed to assume the defense and employ counsel; provided that the Indemnifying Party shall only be entitled to assume the defense of a Third Party Proceeding if (1) such Indemnified Party agrees in writing to be fully responsible for all Losses relating to such Third Party Proceeding, or (2) such Third Party Proceeding is not a Proceeding that seeks an injunction or equitable relief against the Indemnified Party (but in that case, only to such extent). Notwithstanding anything to the contrary in the foregoing, in no event shall the Indemnifying Party be liable for the fees and expenses of more than one counsel (in addition to any local counsel) for all Indemnified Parties in connection with any one Third Party Proceeding or separate but similar or related Third Party Proceedings in the same jurisdiction arising out of the same general allegations or circumstances. The Indemnifying Party shall not be liable for any settlement of any Third Party Proceeding that is effected without the written consent of the Indemnifying Party.

(iii) If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in notice contemplated by Section 9.2(c)(i) or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such notice, the Loss in the amount specified in the notice will be conclusively deemed a liability of the Indemnifying Party under Section 9.2(a) and the Indemnifying Party shall pay the amount of such Loss (subject to the provisions of this Article IX) to the Indemnified Party on demand.

(d) Calculation of Loss.

(i) In calculating the amount of any Loss hereunder, the amount of such Loss shall be reduced by any amounts actually recovered by the Indemnified Party under insurance policies (net of the costs of such collection).

(ii) The Parties will, to the extent permitted by law, treat any payment or receipt of Losses or indemnification under this Article IX as an adjustment to the Merger Consideration on all Tax Returns.

(e) Limitations. The following provisions shall apply notwithstanding any other provision contained in this Article IX or in Article VII hereof:

(i) Except in respect of any Loss in connection with claims arising from fraud or willful misconduct on the part of the Buyer, the Principal Stockholders or the Company in connection with the Transaction or a breach of a Designated Representation, the aggregate liability for indemnification pursuant to Section 7.9(b), Sections 9.2(a)(i)(A), 9.2(a)(ii) (as it relates to Losses payable pursuant to Section 9.2(a)(i)(A)), Section 9.2(a)(i)(G), and 9.2(a)(iii) shall not exceed the Cap Amount.

(ii) In no event shall the aggregate of all Losses under this Agreement, including under Article IX or Article VII for which the Holders or the Principal Stockholders may be liable exceed the Merger Consideration, and (y) in no event shall any particular Holder or Principal Stockholder’s liability for Losses under this Article IX or under Article VII exceed such Person’s Pro Rata Percentage of the Merger Consideration.

(iii) Except in respect of any Loss in connection with claims arising from fraud or willful misconduct on the part of the Buyer, the Principal Stockholders or the Company in connection with the Transaction or a breach of a Designated Representation, in no event shall any Party be liable pursuant to Section 9.2(a)(i)(A), 9.2(a)(iii)(A) or 9.2(b) unless and until the aggregate amount of all such Losses exceeds $50,000 (the “Basket”), after which point the Holders, the Principal Stockholders or the Buyer, as applicable, shall be liable for the amount of all such Losses.

(iv) Losses shall not include any punitive damages, consequential damages, damages for lost profits or damages for diminution in value other than with respect to (A) fraud and willful misconduct, or (B) any such damages awarded to a Third Party in connection with a Third Party Proceeding.

(v) Losses attributable to Section 9.2(a)(i)(G) shall be calculated solely in accordance with the Customer Loss Liquidated Damages definition.

(vi) Losses attributable to Taxes shall be solely resolved in accordance with Article VII.

(f) Materiality. Each of the representations and warranties that contains any “Material Adverse Effect,” “in all material respects,” or other materiality (or correlative meaning) qualification shall be deemed to have been given as though there were no such qualification for purposes of determining the amount of Losses under this Article IX, but not for purposes of determining the accuracy of any representation or warranty.

(g) Exclusive Remedies. Except for injunctive action or other equitable remedies, or fraud or willful misconduct, the remedies provided in this Article IX shall be exclusive remedies of the Parties after the Closing in respect of any matter arising out of or in connection with this Agreement or any Ancillary Agreement.

(h) With respect to the exceptions for “fraud” and “willful misconduct” contained in this Article IX in a cause of action by the Buyer against any Person arising hereunder for “fraud” or “willful misconduct,” in no event shall any Holder be liable for any Losses recoverable from said Person arising from said fraud or willful misconduct. The foregoing shall not otherwise limit the Buyer’s right to recover Losses under this Article IX which may be the subject of alternative indemnifiable claims hereunder, subject at all times to the limitations applicable to any such claims under this Article IX.

9.3 Manner of Payment.

(a) In the event that the Escrow Amount is no longer held in escrow pursuant to the terms of Escrow Agreement or the Escrow Fund has been reduced to zero, any indemnification owing to a Buyer Indemnitee by any Holder (including any Principal Stockholder) pursuant to this Article IX shall be effected within fifteen (15) Business Days after the determination thereof by wire transfer of immediately available funds from such Holder to an account designated in writing by the applicable Buyer Indemnitee.

(b) Any indemnification owing to a Stockholder Indemnitee by the Buyer pursuant to this Article IX shall be effected within fifteen (15) Business Days after the determination thereof by wire transfer of immediately available funds from the Buyer to an account designated in writing by the applicable Stockholder Indemnitee.

ARTICLE X

ADDITIONAL AGREEMENTS

10.1 Press Releases and Announcements. No press releases or other announcements to the employees, customers or suppliers of the Company related to this Agreement, any Ancillary Agreement or the Transaction shall be issued without the mutual approval of the Buyer and the Stockholders’ Representative; provided, however, that the Buyer shall issue a press release after the stock market closes on October 21, 2010.

10.2 Further Assurances. The Parties hereto each agree to execute such other documents or agreements or do such other acts as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the Transaction. In addition, the Buyer agrees to cooperate reasonably with the Stockholders’ Representative, at Stockholders’ Representatives expense, to the extent the Stockholders’ Representative requests access to documents, employees or data in the event that the Stockholders become the subject of an audit or investigation by a Governmental Authority.

10.3 Expenses. Except as otherwise provided herein, the Buyer and the Merger Sub on the one hand and the Company and the Holders on the other hand will pay all of their own fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the Transaction.

10.4 Stockholders’ Representative. Beecken Petty O’Keefe & Company, LLC has been irrevocably constituted and appointed stockholder’s representative (the “Stockholders’ Representative”) for the Holders listed on Schedule 2.5 hereof (each a “Preferred Holder” and collectively, the “Preferred Holders”), as such Preferred Holders’ agent and attorney-in-fact, with full power and authority to act, including full power of substitution, in his, her or its name and on his, her or its behalf with respect to all matters arising from or in any way relating to this Agreement, the Escrow Agreement and any other agreement entered into in connection with this Agreement (including the Ancillary Agreements) or the Transaction, including to do all things and to perform all acts required or deemed advisable, in its sole discretion, in connection with the Transaction as fully as such Preferred Holder could if then personally present and acting alone. Without limitation, (i) any communication or other delivery validly delivered to the Stockholders’ Representative shall be deemed to have been validly delivered to each such Preferred Holder, (ii) any consent given or waiver of any provision of this Agreement, the Escrow Agreement or any other agreement entered into in connection with this Agreement, by the Stockholders’ Representative shall be binding upon each Preferred Holder, and (iii) except as otherwise provided in Section 11.1, the Stockholders’ Representative is hereby authorized to execute for and on behalf of each Preferred Holder any amendment to this Agreement, the Escrow Agreement or any other agreement entered into in connection with this Agreement. This appointment of agency and this power of attorney is coupled with an interest and shall be irrevocable and shall not be terminated by any Principal Stockholder or by operation of law. Neither the Stockholders’ Representative nor any agent employed by it shall incur any liability to any Preferred Holder by virtue of the failure or refusal of the Stockholders’ Representative for any reason to consummate the Transaction or relating to the performance of its other duties hereunder or any of its omissions or actions with respect thereto. The Preferred Holders, jointly and severally, agree to indemnify the Stockholders’ Representative, his successors, assigns, agents, attorneys and affiliates (the “Stockholders’ Representative Parties”) and to hold the Stockholders’ Representative Parties harmless against any and all losses, liabilities or expenses incurred without bad faith on the part of the Stockholders’ Representative and arising out of or in connection with his duties as Stockholders’ Representative, including the reasonable costs and expenses incurred by the Stockholders’ Representative in defending against any claim or liability in connection herewith or the Escrow Agreement.

ARTICLE XI

MISCELLANEOUS

11.1 Amendment. This Agreement may be amended or modified in whole or in part at any time by an agreement in writing among the Company, the Buyer, the Merger Sub and the Stockholders’ Representative; provided, however, that any amendment which adversely and disproportionately affects a particular Principal Stockholder relative to the other Principal Stockholders shall also require the written approval of such Principal Stockholder.

11.2 Waiver. Any term or provision of this Agreement may be waived in writing at any time by the Buyer, the Company, the Merger Sub and the Stockholders’ Representative; provided, however, that any waiver which adversely and disproportionately affects a particular Principal Stockholder relative to the other Principal Stockholders, shall also require the written approval of such Principal Stockholder. Any waiver effected pursuant to this Section 11.2 shall be binding. No failure to exercise, and no delay in exercising, any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude the exercise of any other right, power or privilege. No waiver of any breach of any covenant or agreement hereunder shall be deemed a waiver of a preceding or subsequent breach of the same or any other covenant or agreement.

11.3 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery when personally delivered, (b) one (1) Business Day after being sent by reputable overnight courier service (charges prepaid), (c) if sent by facsimile, when sent (if received prior to 5:00 PM (local time of the recipient) on a Business Day (or otherwise the next Business Day), or (d) on the date of the next Business Day following the date indicated on the return receipt if delivered by registered or certified mail (postage prepaid, return receipt requested). Such notices, demands and other communication shall be sent to the to the intended recipient as set forth on Schedule 11.3, or to such other address or to the attention of such other Person as the recipient Party has specified by prior written notice to the sending Party. All notices, demands and other communications hereunder may be given by any other means (including electronic mail), but shall not be deemed to have been duly given unless and until it is actually received by the intended recipient.

11.4 Binding Agreement; Assignment. This Agreement and all the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective successors, heirs, beneficiaries, representatives and permitted assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned (i) by the Company without the prior written consent of the Buyer; (ii) by any Principal Stockholder without the prior written consent of the Company and the Buyer; or (iii) by the Buyer without the prior written consent of the Company, except that upon written notice to the Company and the Stockholders’ Representative, the Buyer may (A) make a collateral assignment of its rights hereunder to any lender to the Buyer or any of its Affiliates or (B) assign its rights and obligations hereunder to one or more of its wholly-owned Affiliates so long as the Buyer remains liable for all of its obligations under this Agreement.

11.5 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law and if the rights or obligations of any Party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from. Upon such determination that any term or provision is illegal, invalid or incapable of being enforced, the Company, the Buyer and the Stockholders’ Representative shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner so that the Transaction may be fulfilled to the extent possible.

11.6 No Strict Construction. The language used in this Agreement will be deemed to be the language jointly chosen by the Parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person. No provision of this Agreement will be interpreted in favor of, or against, either of the parties hereto by reason of the extent to which either such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

11.7 Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no captions had been used in this Agreement.

11.8 Entire Agreement. This Agreement (including the Ancillary Agreements and the Exhibits and Schedules hereto and thereto) and the Confidentiality Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, among the Parties with respect to the subject matter hereof; provided that, this Agreement shall not supersede or in any way modify the terms of the Confidentiality Agreement, which agreement shall remain in full force and effect.

11.9 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed an original but all of which taken together will constitute one and the same instrument.

11.10 Governing Law; Venue.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b) Each of the Parties (i) consents to submit itself to the exclusive personal jurisdiction of the courts of the State of Delaware, located in the County of New Castle, or the United States District Court for the District of Delaware (and appellate courts from any of the foregoing), in the event any dispute arises out of this Agreement or the Transaction, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that any action relating to this Agreement or the Transaction shall be brought exclusively in the courts of the State of Delaware, located in the County of New Castle, or the United States District Court for the District of Delaware (and appellate courts from any of the foregoing).

11.11 Waiver of Jury Trial. EACH OF THE BUYER, THE PRINCIPAL STOCKHOLDERS, THE STOCKHOLDERS’ REPRESENTATIVE, ON BEHALF OF THE STOCKHOLDERS, AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE BUYER OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

11.12 Parties in Interest. This Agreement is for the sole benefit of the Parties hereto and their permitted assigns and, except as provided under Section 7.9 and Article IX, nothing herein express or implied shall give or be construed to give to any Person, other than the Parties hereto and such permitted assigns, any legal or equitable rights hereunder.

11.13 Exhibits and Schedules. The Exhibits and Schedules constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

11.14 Certain Interpretive Matters and Definitions. Unless the context otherwise requires, (i) all references to Sections, Articles or Schedules are to Sections, Articles or Schedules of or to this Agreement, (ii) each term defined in this Agreement has the meaning assigned to it, (iii) “or” is disjunctive but not necessarily exclusive, (iv) words in the singular include the plural and vice versa, (v) words of any gender include each other gender; the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement, (vi) each accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP, (vii) the terms “liabilities” and “obligations” means all such matters of any nature, whether fixed or contingent, known or unknown, or arising under contract, law, equity or otherwise, and (viii) the word “including” and similar terms following any statement will not be construed to limit the statement to matters listed after such word or term, whether or not a phrase of nonlimitation such as “without limitation” is used. All references to “$” or dollar amounts will be to lawful currency of the United States of America. Any representation or warranty contained herein as to the enforceability of a contract shall be subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar Legal Requirement affecting the enforcement of creditors’ rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

[Signature Pages Follow]

SIGNATURE PAGES TO THE AGREEMENT AND PLAN OF MERGER

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BUYER:		COMPANY:

Transcend Services, Inc.		Spryance, Inc.

By:	/s/ Larry G. Gerdes	By:	/s/ Vincent Estrada
Name:	Larry G. Gerdes	Name:	Vincent Estrada
Title:	Chief Executive Officer	Title:	Chief Executive Officer

MERGER SUB:		PRINCIPAL STOCKHOLDERS:

Transcend Acquisition Corporation		Beecken Petty O’Keefe Fund II, L.P. and Beecken Petty O’Keefe QP Fund II, L.P., as
By:	/s/ Larry G. Gerdes	Tenants in Common
Name:	Larry G. Gerdes
Title:	Chief Executive Officer	By:	Beecken Petty O’Keefe & Company II, LP, their General Partner

		By:	Beecken Petty O’Keefe & Company, LLC, its General Partner

		By:	/s/ Thomas Schlesinger
		Name:	Thomas Schlesinger
		Title:	Manager and Partner

STOCKHOLDERS REPRESENTATIVE:

Beecken Petty O’Keefe & Company, LLC

		By:	/s/ Thomas Schlesinger
		Name:	Thomas Schlesinger
		Title:	Manager and Partner